UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Gentherm Incorporated

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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INVITATION TO OUR SHAREHOLDERS

April 17, 2018

To our Shareholders:

We cordially invite you to attend our 2018 annual meeting of shareholders, which will be held on Friday, May 18, 2018, at 9:30 a.m., Eastern Time, at our offices located at 21680 Haggerty Road, Northville, Michigan.  The business to be conducted at the annual meeting is set forth in the attached Notice of 2018 Annual Meeting of Shareholders and proxy statement.

Thank you for your continued support of Gentherm.

Sincerely,

Phillip M. Eyler

President and Chief Executive Officer

GENTHERM INCORPORATED

NOTICE OF 2018 ANNUAL MEETING OF SHAREHOLDERS

Our 2018 annual meeting of shareholders will be held on Friday, May 18, 2018, at 9:30 a.m., Eastern Time, at our offices located at 21680 Haggerty Road, Northville, Michigan to conduct the following items of business:

•	To elect eight directors named in the accompanying proxy statement, each to serve for a one-year term or until his or her successor has been duly elected and qualified.
•	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2018.
•	To approve (on an advisory basis) the compensation of our named executive officers.
•	To transact any other business that may properly come before the meeting or any postponement or adjournment of the meeting.

Only holders of our common stock at the close of business on April 2, 2018, the record date, are entitled to receive this notice and to attend and vote at the annual meeting.

Your vote is important. Whether or not you plan to attend the meeting, we urge you to vote promptly and save us the expense of additional solicitation. If you attend the annual meeting, you may revoke your proxy in accordance with the procedures set forth in the proxy statement and vote in person.

By Order of the Board of Directors

Kenneth J. Phillips
Vice-President, General Counsel and Secretary

Northville, Michigan

April 17, 2018

PROXY SUMMARY

This proxy summary highlights information contained elsewhere in this proxy statement.  This summary does not contain all of the information that you should consider and therefore you should read the entire proxy statement before voting.  For more complete information regarding 2017 performance of Gentherm Incorporated (the “Company”), review our annual report on Form 10-K for the year ended December 31, 2017.

Please Vote Today

Your vote is important. Whether or not you plan to attend the annual meeting, we urge you to vote promptly to save us the expense of additional solicitation. Please carefully review the proxy materials for the 2018 annual meeting and follow the instructions below to cast your vote on all of the proposals.

Proposals, Board Recommendations and Required Vote

Proposal	Board Recommendation	Required Vote
No. 1 - Election of Directors (page 4)	FOR each nominee	Plurality*
No. 2 - Ratification of Appointment of Independent Registered Public Accounting Firm for 2018 (page 45)	FOR	Majority of votes cast
No. 3 - Advisory Vote on Named Executive Officer Compensation (page 46)	FOR	Majority of votes cast

────────────────────

*

Notwithstanding that directors will be elected by a plurality of votes cast at the annual meeting, in the event any director nominee receives a greater number of votes “withheld” than votes “for” his or her election, our majority voting policy requires such nominee to promptly tender his or her resignation, conditioned on acceptance by the Company’s Board of Directors (the “Board”).  See “Board Matters – Corporate Governance – Corporate Governance Guidelines” in this proxy statement for further information regarding our majority voting policy.

Voting Methods in Advance of Annual Meeting

Even if you plan to attend the 2018 annual meeting in person, please vote right away using one of the following voting methods (see page 2 for additional details). Make sure to have your proxy card or voting instruction card in hand and follow the instructions.

•	By Mail. Complete, sign and return your proxy card or voting instruction card in the enclosed envelope.
•	Other. If you are a beneficial owner, you may have the option to vote your shares via the internet or telephone.

Attend and Vote at Annual Meeting

Date:	Friday, May 18, 2018
Time:	9:30 a.m., Eastern Time
Location:	Gentherm Incorporated, 21680 Haggerty Road, Northville, Michigan

Shareholders of record and beneficial owners (if in possession of a proxy from your broker, bank or other nominee) as of April 2, 2018 may attend and vote at the annual meeting.

Director Nominees

The Board currently consists of nine directors.  Current directors Lewis Booth and Daniel Coker are not standing for re-election at the 2018 annual meeting.  The Board has re-nominated the remaining seven current directors and nominated John Stacey as a new director.  Effective as of the annual meeting, the Board will reduce the number of directors of the Company to eight in accordance with the Company’s bylaws.  All directors are elected annually and serve one-year terms until his or her successor has been duly elected and qualified or until such director’s earlier resignation, retirement or death.  The following table provides summary information about such director nominees.

		Director		Current Committee		Other Public
Name	Age	Since	Independent	Memberships	Primary Occupation(s)	Company Boards
Francois J. Castaing	72	2001	Yes	• Audit • Compensation • Nominating (C) • Technology	• Chairman of the Board of the Company • Former Technical Advisor to the Chairman of Chrysler Corporation • Former President of Chrysler International • Former Vice-President of Vehicle Engineering of Chrysler Corporation	—
Sophie Desormière	51	2012	Yes	• Compensation • Corporate Governance • Nominating	• General Manager Marketing and Sales, Senior Executive Vice-President of Solvay	Somfy S.A. (Euronext Paris: SO)
Phillip M. Eyler	46	2017	No	—	• President and Chief Executive Officer of the Company	—
Maurice E.P. Gunderson	66	2007	Yes	• Corporate Governance (C) • Nominating • Technology	• Managing Director of Autotech Ventures • Managing Member of Shingebiss, LLC • Founder and Former Managing Director of Nth Power LLC	—
Yvonne Hao	43	2016	Yes	• Audit • Compensation (C) • Nominating	• Chief Operating Officer and Chief Financial Officer of PillPack	—
Ronald Hundzinski	59	2016	Yes	• Audit* • Nominating	• Executive Vice President and Chief Financial Officer of BorgWarner Inc.	—
Byron T. Shaw II	50	2013	Yes	• Corporate Governance • Nominating • Technology (C)	• President of Byron Shaw LLC • Former Managing Director of the Silicon Valley Office for General Motors	—
John Stacey	53	New Nominee	Yes	—**	• Executive Vice President and Chief Human Resources Officer, Harman International Industries	—

________________

(C) Chairperson of the stated committee.

* Upon the retirement of current Director and Chairperson of the Audit Committee, Lewis Booth, which will be effective as of the 2018 annual meeting, the Board has determined that, if elected, Mr. Hundzinski will become the Chairperson of the Audit Committee and Mr. Gunderson will become a member of the Audit Committee.

** If elected at the 2018 annual meeting, the Board has determined that Mr. Stacey will become a member of the Compensation and Nominating Committees.

Executive Compensation Highlights

At the 2018 annual meeting, shareholders are being asked to provide advisory (non-binding) approval of the compensation of our named executive officers in 2017, as disclosed in this proxy statement in accordance with SEC rules (commonly known as a “say-on-pay” proposal).  See “Compensation Discussion and Analysis” beginning on page 16 for information regarding our compensation philosophy, objectives and design, our compensation-setting process and our executive compensation program components, as well as the decisions made for 2017 with respect to each of our named executive officers.

Say-on-Pay Proposal

The Company’s say-on-pay proposal presented at the 2017 annual meeting of shareholders, whereby shareholders were asked to provide advisory approval of the Company’s compensation for its named executive officers in 2016, was approved by approximately 91% of the votes cast (not including abstentions and broker non-votes).

Frequency of Say-on-Pay Proposal

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, commonly known as the Dodd-Frank Act, requires that we seek an advisory shareholder vote at least every six years indicating whether shareholders prefer a say-on-pay advisory vote be taken every one, two or three years.  At our 2017 annual meeting of shareholders, 84% of the votes cast on the proposal regarding the frequency of our say-on-pay advisory vote were in favor of every year as the frequency, and the Board determined thereafter to conduct annual say-on-pay votes until the next frequency vote.

Governance Highlights

The Company is committed to good corporate governance appropriate to the Company and its shareholders.  Highlights include:

•	Annual director elections, with majority voting policy
•	Seven independent directors out of eight director nominees, and fully independent Board committees
•	Independent, non-executive Chairman of the Board currently and a commitment to have a Lead Independent Director if the Chairman of the Board is ever not independent
•	Refreshed Board of Directors with four of the eight nominees newly nominated since 2016
•	Gender diversity, with women representing two of the eight nominees
•	Terminated existing shareholder rights plan (a/k/a poison pill) in March, 2018
•	Stock ownership guidelines applicable to our Chief Executive Officer and directors
•	Hedging and pledging policies
•	Robust governance policies
•	Annual Board and committee performance evaluations, including use of third party advisors to assist in evaluations
•	Shareholder engagement by management
•	Annual advisory approval of executive compensation

Ratification of Appointment of Independent Registered Public Accounting Firm for 2018

At the 2018 annual meeting, shareholders are being asked to ratify the Audit Committee’s appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018.  Grant Thornton has served in such capacity since 2007.

The following table sets forth the fees the Company was billed for audit and other services provided by Grant Thornton in 2017 and 2016.  All of such services were approved in conformity with the pre-approval policies and procedures described under “Audit Committee Matters—Pre-Approval Policies and Procedures” on page 44.  The Audit Committee of the Board, based on its reviews and discussions with management and Grant Thornton, determined that the provision of these services was compatible with maintaining Grant Thornton’s independence.

	2017 ($)	2016 ($)
Audit Fees	2,278,000	1,936,000
Audit-Related Fees	135,000	24,000
Tax Fees	30,000	43,000
All Other Fees	3,000	3,000
Total Fees	2,446,000	2,006,000

TABLE OF CONTENTS

About the Annual Meeting	1
Proposal No. 1—Election of Directors	4
Board of Directors	4
Specific Qualifications, Attributes, Skills and Experience to be Represented on the Board	4
Director Background and Qualifications	5
Director Independence	7
Board Matters	7
The Board of Directors	7
Committees of the Board	9
Corporate Governance	12
Director Compensation	13
Shareholder Communication with the Board	15
Compensation Discussion and Analysis	16
Compensation Committee Report	26
Compensation Committee Interlocks and Insider Participation	26
Named Executive Officer Compensation Tables	27
Summary Compensation Table for 2017	27
Grants of Plan-Based Awards in 2017	29
Outstanding Equity Awards at December 31, 2017	31
Option Exercises and Stock Vested in 2017	33
Pension Benefits in 2017	34
Potential Payments upon Termination or Change in Control	35
CEO Pay Ratio	38
Related Person Transactions	40
Policies and Procedures	40
2017 Related Person Transactions	40
Security Ownership of Certain Beneficial Owners and Management	41
Audit Committee Report	43
Audit Committee Matters	44
Pre-Approval Policies and Procedures	44
Grant Thornton Fees	44
Proposal No. 2—Ratification of Appointment of Independent Registered Public Accounting Firm for 2018	45
Proposal No. 3—Advisory Vote on Named Executive Officer Compensation	46
Additional Information	47
Equity Compensation Plans	47
Section 16(a) Beneficial Ownership Reporting Compliance	47
Solicitation by Board; Expenses	47
Requirements for Submission of Shareholder Proposals and Nominations for 2019 Annual Meeting	47
Householding	48
Availability of 2017 Annual Report to Shareholders	48
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 18, 2018	48

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

MAY 18, 2018

ABOUT THE ANNUAL MEETING

Who is soliciting my vote?

The Board of Directors (the “Board”) of Gentherm Incorporated (the “Company”) is soliciting your proxy, as a holder of our common stock, for use at the 2018 annual meeting of shareholders and any adjournment or postponement of such meeting (the “annual meeting”). The annual meeting will be held on Friday, May 18, 2018, at 9:30 a.m., Eastern Time, at our offices located at 21680 Haggerty Road, Northville, Michigan.

The notice of annual meeting, proxy statement and form of proxy was first mailed to shareholders of record of our common stock on or about April 17, 2018.

What is the purpose of the annual meeting?

At the annual meeting, you will be voting on:

•	The election of eight directors named in this proxy statement, each to serve for a one-year term or until his or her successor has been duly elected and qualified.
•	The ratification of the appointment of Grant Thornton LLP (“Grant Thornton”) as our independent registered public accounting firm for the year ending December 31, 2018.
•	The approval (on an advisory basis) of the compensation of our named executive officers.

The Board recommends a vote FOR each of the director nominees listed in this proxy statement, FOR the ratification of the appointment of Grant Thornton, and FOR the approval of the compensation of our named executive officers. We are not aware of any other matters that will be brought before the shareholders for a vote at the annual meeting. If any other matter is properly brought before the meeting and you are a shareholder of record of our common stock, your signed proxy card gives authority to your proxies to vote on such matter in their best judgment; proxy holders named in the proxy card will vote as the Board recommends or, if the Board gives no recommendation, in their own discretion.

During or immediately following the annual meeting, management will report on our performance and will respond to appropriate questions from shareholders. Representatives of Grant Thornton will be present at the annual meeting, will make a statement, if they desire to do so, and will answer appropriate questions from our shareholders.

Who is entitled to vote?

You may vote if you owned shares of our common stock at the close of business on April 2, 2018, the record date, provided such shares are held directly in your name as the shareholder of record or are held for you as the beneficial owner through a broker, bank or other nominee. As of April 2, 2018, we had 36,793,513 shares of common stock outstanding and entitled to vote.  Each share of common stock is entitled to one vote on each matter properly brought before the annual meeting.

What is the difference between holding shares as a shareholder of record and a beneficial owner?

Shareholders of Record.    If your common shares are registered directly in your name with our transfer agent, Computershare, you are considered the shareholder of record with respect to those shares, and these proxy materials are being sent directly to you by us.  As the shareholder of record, you have the right to grant your voting proxy directly to us through the enclosed proxy card or to vote in person at the annual meeting.

Beneficial Owners.    Many of our shareholders hold their common shares through a broker, bank or other nominee rather than directly in their own names. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner with respect to those shares, and these proxy materials (including a voting instruction card) are being forwarded to you by your broker, bank or nominee who is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the annual meeting unless you request and obtain a proxy from your broker, bank or nominee. Your broker, bank or nominee has enclosed a voting instruction card for you to use in directing the broker, bank or nominee on how to vote your shares.

May I vote my shares in person at the annual meeting?

Even if you plan to be present at the annual meeting, we encourage you to vote your shares prior to the meeting.

Shareholders of Record.    If you are a shareholder of record and attend the annual meeting, you may deliver your completed proxy card or vote by ballot.

Beneficial Owners.    If you hold your common shares through a bank, broker or other nominee and want to vote such shares in person at the annual meeting, you must obtain a proxy from your broker, bank or other nominee giving you the power to vote such shares.

Can I vote my shares without attending the annual meeting?

You may vote by completing, signing and returning the enclosed proxy card or voting instruction card. If you are a shareholder of record and the postage-paid envelope is missing, please mail your completed proxy card to Gentherm Incorporated, c/o Corporate Secretary, 21680 Haggerty Road, Northville, MI 48167.  You may have the option to vote your shares via the internet or telephone.

Can I change my vote?

Shareholders of Record.    You may change your vote at any time before the proxy is exercised by voting in person at the annual meeting or by filing with our corporate secretary either a notice revoking the proxy or a properly signed proxy.  In each case, such notice or proxy must bear a later date than your prior proxy.  If sent by mail, it must be received by our corporate secretary no later than 5:00 p.m., Eastern Time, on May 17, 2018. Your attendance at the annual meeting in person will not cause your prior proxy to be revoked unless you file the proper documentation for it to be so revoked.

Beneficial Owners.    If you hold your shares through a bank, broker or other nominee, you should contact such person prior to the time such voting instructions are exercised.

What does it mean if I receive more than one proxy card or voting instruction card?

If you receive more than one proxy card or voting instruction card, it means that you have multiple accounts with banks, brokers, other nominees and/or our transfer agent. Please sign and deliver, or otherwise vote, each proxy card and voting instruction card that you receive. We recommend that you contact your nominee and/or our transfer agent, as appropriate, to consolidate as many accounts as possible under the same name and address. Our transfer agent is Computershare, P.O. Box 30170, College Station, TX 77842-3170; Telephone: (800) 962-4284.

What if I do not vote for some of the items listed on my proxy card or voting instruction card?

Shareholders of Record.    If you indicate a choice with respect to any matter to be acted upon on your proxy card, the shares will be voted in accordance with your instructions. Proxy cards that are signed and returned, but do not contain voting instructions with respect to certain matters, will be voted in accordance with the recommendations of the Board on such matters or if the Board gives no recommendation, then in the discretion of the proxy holders.

Beneficial Owners.    If you indicate a choice with respect to any matter to be acted upon on your voting instruction card, the shares will be voted in accordance with your instructions. If you do not indicate a choice or return the voting instruction card, the bank, broker or other nominee will determine if it has the discretionary authority to vote on each applicable matter. Under applicable law, a bank, broker or nominee has the discretion to vote on routine matters, including the ratification of the appointment of an independent registered public accounting firm. For all other matters at the 2018 annual meeting, brokers and certain banks and nominees will be unable to vote on your behalf if you do not instruct them how to vote your shares in the manner set forth on your voting instruction card. Therefore, it is very important for you to vote your shares for each proposal.

What vote is required to approve each item of business?

How Do Votes Impact Approval of Proposal?
Proposal	Required Approval	For	Withhold/Against	Abstention	Broker Non-Votes
No. 1 – Election of Directors	Plurality of votes cast*	For the proposal	Against the proposal	—	Not a vote cast
No. 2 – Ratification of Appointment of Independent Registered Public Accounting Firm for 2018	Majority of votes cast	For the proposal	Against the proposal	Not a vote cast	—
No. 3 – Advisory Vote on Named Executive Officer Compensation	Majority of votes cast	For the proposal	Against the proposal	Not a vote cast	Not a vote cast

_____________________

*

Notwithstanding that directors will be elected by a plurality of votes cast at the annual meeting, in the event any director nominee receives a greater number of votes “withheld” than votes “for” his or her election, the Company’s majority voting policy requires such nominee to promptly tender his or her resignation, conditioned on Board acceptance.

If any other matter is properly submitted to the shareholders at the annual meeting, its adoption generally will require the affirmative vote of holders of a majority of votes cast at the annual meeting. The Board does not propose to conduct any business at the annual meeting other than as stated above.

Although the advisory votes in Proposal Nos. 2 and 3 are not binding on the Company, the Board and/or respective committee will take your vote into consideration in determining future activities.

How many shares must be present to hold the annual meeting?

In order for us to conduct the annual meeting, a majority of the outstanding shares entitled to vote at the annual meeting as of April 2, 2018 must be present in person or by proxy at the meeting. This is known as a quorum. Abstentions, withheld votes and broker non-votes will be considered present for purposes of determining a quorum.

Is a registered list of shareholders available?

The names of shareholders of record entitled to vote at the annual meeting will be available to such shareholders at the annual meeting for any purpose reasonably relevant to the meeting.

Who will count the votes and where can I find the voting results?

The Inspector of Elections appointed at the 2018 annual meeting will tabulate the voting results. We intend to announce the preliminary voting results at the annual meeting and, in accordance with rules of the Securities and Exchange Commission (the “SEC”), we intend to publish the final results in a current report on Form 8-K within four business days of the annual meeting.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

The Board currently consists of nine directors.  All directors are elected annually and serve one-year terms.  Each director will serve until a successor is duly elected and qualified or until such director’s earlier resignation, retirement or death.  Messrs. Lewis Booth and Daniel Coker will not stand for re-election at the 2018 annual meeting.  The Board has re-nominated the remaining seven current directors and has also nominated John Stacey as a new nominee.  Mr. Stacey’s broad human resources experience in multi-national environments is extremely valuable as we employ thousands of employees around the globe.  His specific experience in the automotive industry will provide insight and guidance for managing our workforce, enhancing the skills of our existing employees and cultivating new talent.  Effective as of the annual meeting, the Board will reduce the number of directors of the Company to eight in accordance with the Company’s bylaws.  As discussed below, the Board has affirmatively determined that seven of the eight director nominees are independent under the applicable rules of the NASDAQ Global Select Market (“Nasdaq”).

Each nominee has consented to be listed in this proxy statement and agreed to serve as a director if elected by the shareholders. If any nominee becomes unable or unwilling to serve between the date of this proxy statement and the annual meeting, which we do not anticipate, the Board may designate a new nominee and the persons named as proxies in the attached proxy card will vote for that substitute nominee (unless the proxies were previously instructed to withhold votes for the nominee who has become unable or unwilling to serve). Alternatively, the Board may reduce the size of the Board.

The Board recommends that you vote FOR the election of each of the director nominees.

Board of Directors

The director nominees are as follows:

Name	Age	Current Company Title
Francois J. Castaing	72	Chairman of the Board
Sophie Desormière	51	Director
Phillip M. Eyler	46	President, Chief Executive Officer and Director
Maurice E.P. Gunderson	66	Director
Yvonne Hao	43	Director
Ronald Hundzinski	59	Director
Byron T. Shaw II	50	Director
John Stacey	53	Director Nominee

Specific Qualifications, Attributes, Skills and Experience to be Represented on the Board

The Nominating Committee is responsible for reviewing and assessing with the Board the appropriate skills, experience and background sought of Board members in the context of our business and the then-current membership on the Board.  The Committee and the Board review and assess the continued relevance of and emphasis on these factors as part of the Board’s self-assessment process and in connection with candidate searches to determine if they are effective in helping to satisfy the Board’s goal of creating and sustaining a Board that can appropriately support and oversee the Company’s activities.

We believe our directors have an appropriate balance of knowledge, experience, attributes, skills and expertise as a group to ensure that the Board appropriately fulfills its oversight responsibilities and acts in the best interests of shareholders. Although specific qualifications for Board membership may vary from time to time, desired qualities include (A) the highest ethical character, integrity and shared values with the Company, (B) loyalty to the Company and concern for its success and welfare, (C) sound business judgment, and (D) sufficient commitment and availability to effectively carry out a director’s duties. Listed below are additional key skills and experience that we consider important for our directors to have in light of our current business and structure. Thereafter, the biographies of the directors and nominees set forth their business experience during at least the past five years, as well as the specific experience, qualifications, attributes and skills that led to the Nominating Committee’s conclusion that each director and nominee should continue to serve on the Board.

•

Senior Leadership Experience.    Directors who have served in senior leadership positions can provide experience and perspective in analyzing, shaping, and overseeing the execution of important operational, organizational and policy issues at a senior level.

•

Business Development and Mergers and Acquisitions Experience.    Directors who have a background in business development and in mergers and acquisitions transactions can provide insight into developing and implementing strategies for growing our business, which may include mergers and acquisitions. Useful experience in mergers and acquisitions includes an understanding of the importance of “fit” with the Company’s culture and strategy, the valuation of transactions, and management’s plans for integration with existing operations.

•

Financial and Accounting Expertise.    Knowledge of the financial markets, corporate finance, accounting regulations, and accounting and financial reporting processes can assist our directors in understanding, advising, and overseeing our capital structure, financing and investing activities, financial reporting, and internal control of such activities. The Company also strives to have a number of directors who qualify as financial experts under SEC rules.

•

Industry Expertise.    We design, develop and manufacture innovative thermal management technologies.  The automotive industry is our primary market, although we are focused on expanding the depth and breadth of our core technologies and the portfolio of products derived from those technologies, both within and outside the automotive market.  As a result, experience in the automotive industry, as well as other industries in which we hope to expand, is useful in understanding our research and development efforts, competing technologies, the various products and processes that we develop, our manufacturing operations, and the market segments in which we operate.

•

Global Expertise.    We have significant and growing global operations, as we operate in locations aligned with our major customers’ product strategies in order to provide locally enhanced design, integration and production capabilities and to identify future thermal technology product opportunities in both automotive and other markets.  Further, our customers and vendors currently span North America, Europe and Asia, and further global penetration in those markets is a key element of our business strategy.  Directors with global expertise can provide a useful business and cultural perspective regarding aspects of our business.

•

Research and Development and Commercialization of Technologies Experience.  The development and commercialization of new or improved technologies, which can take many years and be very expensive, is critical to the execution of our business strategy. Directors with experience in companies who have prioritized research and development and commercializing products related thereto can provide useful oversight of such matters.

Director Background and Qualifications

Francois J. Castaing has served as a director of the Company since 2001, as Chairman of the Board since 2017 and as Lead Independent Director of the Board from 2012 to 2016. Mr. Castaing retired in 2000 as technical advisor to the Chairman of Chrysler Corporation. Prior to his retirement, Mr. Castaing spent 13 years with Chrysler Corporation, where he held various positions, including Vice-President of Vehicle Engineering from 1988 to 1996 and President of Chrysler International from 1996 to 1997. Mr. Castaing was Vice-President of Engineering and Group Vice-President Product and Quality of American Motors, from 1980 until Chrysler acquired that company in 1987. Mr. Castaing began his career with Renault as Technical Director for Renault Motorsport Programs. From 2004 to 2015, he served as a director of publicly-traded TRW Automotive Holdings Corp., where he was a member of the Audit Committee and the Chairman of the Compensation Committee. Mr. Castaing also serves on the board of FIRST in Michigan: For Inspiration and Recognition of Science and Technology, a not-for-profit foundation.

Mr. Castaing’s distinguished career in the automotive industry has given him extensive experience in our most important customer market. During his tenure at some of the world’s largest automobile manufacturers, Mr. Castaing developed leadership, strategic planning and organizational skills that greatly benefit the Company. In addition, his technical background contributes to his deep understanding of our operations and enables him to assist in problem solving.  He also has significant knowledge of the Company based on his 17 years of service on the Board and in his role as the former Lead Independent Director and current Chairman of the Board.

Sophie Desormière has served as a director of the Company since 2012. Ms. Desormiére has served as General Manager Marketing and Sales, Senior Executive Vice-President at Solvay, a Belgium-based company and a developer of specialty chemicals, since November 2010.  Previously, Ms. Desormière spent 17 years in increasingly responsible positions at Valeo, an independent industrial group focused on the design, production and sale of components, integrated systems and modules for the automotive industry, including Research & Development Product Line Director, Branch Marketing Innovation Director, Group Product Marketing Director and Comfort Enhancement Domain Director.  Ms. Desormière was elected a member of the Supervisory Board of publicly traded Somfy S.A. (Euronext Paris: SO) in 2017.  Ms. Desormière is a graduate of the Ecole Nationale Supérieure de Chimie de Paris, the Institut de Formation du Caoutchouc and the Program for Management Development at Harvard Business School.

Ms. Desormière has broad experience in product planning, product development and market analysis. Her background in these areas assists the Company in its development of long-term product strategies. In addition, the skills Ms. Desormière has developed while working at and serving on the board of global companies with significant European operations enables her to provide key insight with respect to the Company’s integration of its worldwide operations.

Phillip M. Eyler has served as President and Chief Executive Officer of the Company since December 2017, and as a director of the Company since December 2017.  From 2015 until 2017, Mr. Eyler served as President of the $3 billion Connected Car division at Harman Industries International, Inc., a subsidiary of Samsung.  The Connected Car Division focused on developing highly integrated connected car systems encompassing infotainment, telematics, connected safety and cyber security solutions, among others.  Mr. Eyler joined Harman in 1997, and held a number of positions during his tenure, including Senior Vice-President and General Manager of Harman’s Global Automotive Audio business from 2011 to 2015.  He also led Harman’s North American Automotive business and the North American and Asian Manufacturing group.  Mr. Eyler began his career at Siemens AG in the electromechanical components division.  He earned a Bachelor of Science degree in mechanical engineering from Purdue University and an MBA from the Fuqua School of Business at Duke University.

Mr. Eyler’s extensive experience in the Automotive industry, our largest market, enables him to understand and manage our business.  His prior leadership experience at a growing automotive supplier brings an important skill to our board, as we strive to continue to grow our various lines of business.  Mr. Eyler’s familiarity with managing manufacturing operations also critical to our Company.  As the Chief Executive Officer, Mr. Eyler has extensive knowledge of the day-to-day operations of our business. Being our highest ranked officer, coupled with the managerial positions he previously held with other automotive-related companies, gives Mr. Eyler industry insight and leadership and executive management skills key to our performance.

Maurice E.P. Gunderson has served as a director of the Company since 2007. Mr. Gunderson has served as Managing Director of the venture capital firm Autotech Ventures since 2017, and a Managing Member of the consulting firm Shingebiss, LLC since 1999.  Previously, Mr. Gunderson spent 14 years as the co-founder and Managing Director of Nth Power, a venture capital firm specializing in the energy sector; four years as a Senior Partner at CMEA Capital, a venture capital firm specializing in energy and materials; and as a Managing Director of Runway Capital.  He currently serves as an advisor to Starburst Ventures; as Director and President of Mt. Diablo Pilots Association; and Director and CFO of Herd It Through the Grapevine Herding Dog Rescue, all privately-held companies. Mr. Gunderson is also Chairman of the Contra Costa County (California) Aviation Advisory Committee.  Mr. Gunderson received Bachelor of Arts and Master of Science degrees in mechanical engineering from Oregon State University and a Master’s in Business Administration from Stanford University.  He is a Registered Professional Engineer in California, a Life Fellow of the American Society of Mechanical Engineers and a Board Leadership Fellow of the National Association of Corporate Directors.

Mr. Gunderson’s background as a venture capitalist enables him to provide key insight with respect to the Company’s investments in new markets and technologies. Mr. Gunderson also has strong leadership and governance skills, as a result of his board service for numerous startup and emerging companies.  His engineering background gives him a deep understanding of our business and operations.

Yvonne Hao has served as a director of the Company since 2016.  She is currently the COO and CFO of PillPack, a high-growth venture funded national e-commerce pharmacy startup.  From 2008 to 2016, Ms. Hao held various positions at Bain Capital, including as an Operating Partner and as interim executive officer for various portfolio companies. At Bain, Ms. Hao was responsible for portfolio company performance, working closely with management of various Bain investment companies. She held the position of interim CEO or COO at several of these companies, including Gymboree and D&M Holdings. Prior to 2008, Ms. Hao worked at Honeywell in various positions starting in 2003 and at McKinsey & Company starting in 1997.  Ms. Hao served as a director of publicly-traded Bombardier Recreational Products from 2011 until 2016.  She has also served as a past director of privately-held companies, including Gymboree and Consolidated Container Company.  Ms. Hao holds a B.A. from Williams College and a Masters of Philosophy in Development Economics from Cambridge University.

Ms. Hao’s current role as COO and CFO at PillPack, as well has her roles as interim CEO and COO at other companies, provides her with expertise in executive management, strategic planning, operations and brand marketing.  Ms. Hao’s experience at PillPack offers a healthcare industry perspective on the Board as we look to grow our medical business.  She also brings a unique institutional investor perspective resulting from her previous positions at Bain Capital, a global private equity and venture capital investment firm. Finally, Ms. Hao has international business experience as a result of managing a business expansion in Asia, where the Company has a significant presence with customers and manufacturing plants.  Ms. Hao has significant finance expertise as a result of her current position as a CFO and based on various other positions in which she has served.  The Board has determined this qualifies her as an “audit committee financial expert” under SEC rules.

Ronald Hundzinski has served as a director of the Company since 2016.  Since 2012, Mr. Hundzinski has served as the Executive Vice President and Chief Financial Officer of BorgWarner, Inc. (NYSE:BWA). From 2005 to 2012, Mr. Hundzinski served in BorgWarner’s finance department in positions of increasing responsibility, including as Controller from 2010 to 2011 and Treasurer from 2011 to 2012. Mr. Hundzinski holds a B.B.A. in finance from Western Michigan University and an M.B.A. from the University of Colorado.

Mr. Hundzinski’s experience as the Chief Financial Officer of a large, global automotive supplier brings important practical experience to our Board of Directors. He understands the key operational, strategic and financial issues of the Company as an executive of a public company in the automotive industry, and he can provide unique, real-time advice on critical industry matters.

Mr. Hundzinski also has significant finance and accounting expertise and the Board has determined this qualifies him as an “audit committee financial expert” under SEC rules. His expertise and knowledge in our largest industry segment brings invaluable insight to our Board of Directors.

Byron T. Shaw II has served as a director of the Company since 2013. Dr. Shaw has been the President of Byron Shaw LLC, a consulting firm providing diligence, strategy and execution advisory services focusing on automotive technology and related services, since 2012. From 2006 to 2012, Dr. Shaw worked at General Motors in various positions, most recently as Managing Director of the Silicon Valley Office for General Motors and General Motors Ventures LLC. From 1998 to 2003, he worked at BMW in various positions, including Principal Technology Engineer and Manager of Advanced Technology. Dr. Shaw currently serves on the Board of Directors or Advisory Board of several privately-held companies, including Smalltech LLC, Project Renovo, Qualia Networks, Autotech Ventures, Up Shift Cars and Rotary Wing Engine. Dr. Shaw received Bachelor of Science degrees and a Master of Science in Mechanical Engineering from the Massachusetts Institute of Technology and a Ph.D. in mechanical engineering/controls from University of California, Berkeley.

Dr. Shaw’s extensive experience in the automotive industry and in advanced technologies enables him to provide key insight with respect to improvements in our existing products.  His technical expertise has also been critical to the Company’s development of new products for other markets.

John Stacey is a new nominee to serve as a director of the Company.  He currently serves as the Executive Vice President and Chief Human Resources Officer of Harman Industries International, Inc., a subsidiary of Samsung, a position he has held since 2008.  Previously, Mr. Stacey served in various senior human resources positions with Anheuser-Busch InBev SA/NV from 1990 to 2008, including, most recently, as Vice President, People for InBev North America, InBev Central and Eastern Europe from 2005 through January 2008.  Mr. Stacey received a Bachelor of Commerce degree from Memorial University of Newfoundland.

Mr. Stacey’s broad human resources experience in multi-national environments is extremely valuable as we employ thousands of employees around the globe.  His specific experience in the automotive industry will provide insight and guidance for managing our workforce, enhancing the skills of our existing employees and cultivating new talent.

Director Independence

The Board believes that there should be at least a majority of independent directors on the Board. The Board recently undertook its annual review of director independence in accordance with the applicable rules of Nasdaq. The independence rules include a series of objective tests, including that the director is not employed by us and has not engaged in various types of business dealings with us. In addition, the Board is required to make a subjective determination as to each independent director that no relationship exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.  Consistent with these considerations, the Board has affirmatively determined that director nominees Mr. Castaing, Ms. Desormière, Mr. Gunderson, Ms. Hao, Mr. Hundzinski, Dr. Shaw and Mr. Stacey are independent under the applicable rules of Nasdaq.  In determining the independence of Mr. Stacey, the Board considered Mr. Stacey’s current employment at Harman Industries International, Inc., which is Mr. Eyler’s previous employer.  Based on specific inquiries and analysis, the Board concluded that Mr. Stacey’s previous working relationship with Mr. Eyler would not interfere with Mr. Stacey’s exercise of independent judgment in carrying out his responsibilities as a director.  Mr. Eyler is employed by us and therefore is not an independent director.  Of the directors not standing for re-election, Mr. Booth was affirmatively determined to be independent, but Mr. Coker was not as a result of his previous employment as President and Chief Executive Officer of the Company.

Each member of the Audit Committee, the Compensation Committee, the Nominating Committee, the Corporate Governance Committee and the Technology Committee is independent under Nasdaq rules. In addition, the Board has affirmatively determined that the members of the Audit Committee and Compensation Committee qualify, and that Mr. Gunderson and Mr. Stacey are expected to qualify upon appointment following the 2018 annual meeting, as independent in accordance with the additional independence rules established by the SEC and Nasdaq.

BOARD MATTERS

The Board of Directors

General

The Board has general oversight responsibility for our affairs and, in exercising its fiduciary duties, the Board represents and acts on behalf of the shareholders. Although the Board does not have responsibility for our day-to-day management, it stays regularly informed about our business and provides oversight and guidance to our management through periodic meetings and other communications. The Board provides critical oversight in, among other things, our strategic planning process, leadership development and succession planning, risk management, as well as other functions carried out through the Board committees as described below.

Board Leadership

The Company’s current Board leadership is as follows:

•	Mr. Castaing, Chairman of the Board, presides at all Board and shareholder meetings, including Board executive sessions of the independent directors; and
•

Mr. Eyler, the Company’s President and Chief Executive Officer, is responsible for the Company’s day-to-day operations and strategic leadership, and the implementation of those policies and strategies approved by the Board.

The Board believes that, by separating the positions of Chairman of the Board and Chief Executive Officer, the Board can provide better oversight of risks, including credit, liquidity and operational risks, faced by the Company.  If the Chairman of the Board is not independent under the applicable rules of Nasdaq, the Board has adopted a policy of appointing a Lead Independent Director.  The Lead Independent Director would act as chairperson of all meetings of the independent directors and would have the authority to call additional meetings of the independent directors at any time.  The Lead Independent Director would also act as a liaison both between the Chairman of the Board and the Chief Executive Officer, on the one hand, and the independent directors, on the other hand.  As Mr. Castaing is independent, the Board has not appointed a Lead Independent Director at this time.

Board Oversight of Risk Management

The Board oversees the Company’s risk management primarily through the following:

•	the Board’s review and approval of an annual business plan, including strategy and liquidity;
•	the Board’s review of a summary of one or more material risks and opportunities at each regular meeting of the Board;
•	at least quarterly review by the Board of business developments, business plan implementation, liquidity and financial results;
•	the Board’s oversight of succession planning;
•	the Board’s oversight of capital spending and financings, as well as mergers, acquisitions and divestitures;
•

the Corporate Governance Committee’s oversight of the Company’s governance policies (including the Corporate Governance Guidelines), Board structure, and the self-assessment process of the Board and its committees;

•

the Audit Committee’s oversight of significant financial risk exposures (including credit, liquidity, legal, regulatory and other contingencies), accounting and financial reporting, disclosure controls and internal control over financial reporting, the internal audit function, the legal, regulatory and ethical compliance functions (including oversight of the ethics/whistleblower hotline), enterprise risk management review and consultations with our independent registered public accounting firm;

•

the Compensation Committee’s review of executive officer compensation and its relationship to our business plans, and of compensation plans generally and the related incentives, risks and risk mitigants; and

•	Board and committee executive sessions, and meetings of the independent directors.

Meetings

The Board and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. The independent directors hold regularly scheduled executive sessions to meet without management present. These executive sessions generally occur around regularly scheduled meetings of the Board. The independent directors also hold additional meetings periodically as deemed necessary or appropriate.

All directors are expected to attend all meetings of the Board and of the Board committees on which they serve. The Board met seven times in 2017, and each director serving in 2017 (as of and from the date he or she joined the Board and applicable committees) attended more than 75% of the aggregate of all meetings of the Board and the committees of which he or she was a member in 2017.

The Board has adopted a policy strongly encouraging directors to attend the Company’s annual meeting of shareholders in person or, if necessary, by telephone or similar communication equipment.  All current directors attended the 2017 annual meeting of shareholders.

Committees of the Board

The Board has delegated various responsibilities and authority to Board committees. Each committee has regularly scheduled meetings and reports on its activities to the full Board.  Each committee operates under a written charter approved by the Board, which is reviewed annually by the respective committee and the Board and is available on our website, www.gentherm.com, under the “Investor Relations – Corporate Governance” tab.  The table below sets forth the current membership for the five Board committees and the number of meetings held for each in 2017.

Director	Audit	Compensation	Nominating	Corporate Governance	Technology
Lewis Booth*	Chair		X
Francois J. Castaing		X	Chair		X
Sophie Desormière		X	X	X
Maurice E.P. Gunderson*			X	Chair	X
Yvonne Hao	X	Chair	X
Ronald Hundzinski*	X		X
Byron T. Shaw II			X	X	Chair
Meetings	8	6	2	2	4

* Upon the retirement of current Director and Chairperson of the Audit Committee, Lewis Booth, which will be effective as of the 2018 annual meeting, the Board has determined that Mr. Hundzinski will become the Chairperson of the Audit Committee and Mr. Gunderson will join the Audit Committee as a member.

If elected, the board has determined that Mr. Stacey would join the Compensation Committee and the Nominating Committee.

Audit Committee

The Audit Committee’s responsibilities include:

•

providing general oversight of accounting, auditing and financial reporting processes, including reviewing the audit results and monitoring the effectiveness of internal control over financial reporting, disclosure controls and the internal audit function;

•	reviewing our reports filed with or furnished to the SEC that include financial statements or results;
•	monitoring compliance with significant legal and regulatory requirements, and other risks related to financial reporting and internal control over financial reporting;
•	reviewing any reports made to the Company’s ethics hotline; and
•	the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm, currently Grant Thornton.

The responsibilities and activities of the Committee are described in greater detail in “Audit Committee Report” and “Audit Committee Matters,” as well as in its charter.

The Board has determined that each Audit Committee member has sufficient knowledge in reading and understanding financial statements to serve on the Committee. The Board has further determined that all three current Committee members, Mr. Booth, Ms. Hao and Mr. Hundzinski, qualify as “audit committee financial experts” in accordance with SEC rules. The designation of an “audit committee financial expert” does not impose upon such persons any duties, obligations or liabilities that are greater than those which are generally imposed on each of them as a member of the Committee and the Board, and such designation does not affect the duties, obligations or liabilities of any other member of the Committee or the Board.

Compensation Committee

The Compensation Committee’s responsibilities include:

•

evaluating the performance of the Chief Executive Officer and other executive officers, including with respect to established goals and objectives, and making recommendations to the Board concerning all direct and indirect compensation, benefits and perquisites (cash and non-cash) for the executive officers based on such evaluation;

•	administering the incentive and equity plans of the Company, including recommending or approving equity grants;
•	reviewing the Company’s compensation policies and practices for all employees, at least annually, regarding risk-taking incentives and risk management policies and practices;
•	recommending or approving the non-employee director compensation program; and
•	reviewing compensation disclosures in the Company’s proxy statement and other reports filed with or furnished to the SEC.

The Board has determined that the current members of the Compensation Committee qualify as “non-employee directors” as defined in Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and “outside directors” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The Compensation Committee has the sole authority to engage outside advisors and establish the terms of such engagement, including compensatory fees.  In connection with any such engagement, the Committee reviews the independence of such outside advisor, based on the factors specified by Nasdaq as well as any other factors it deems appropriate, and any conflicts of interest raised by the work of such outside advisor.

The Compensation Committee may form and delegate its authority to subcommittees as appropriate.  The responsibilities and activities of the Committee are described further in “Compensation Discussion and Analysis,” as well as in its charter.

Role of Management.  As was also the case in prior years, in 2017 the Compensation Committee received significant input from management with respect to the Company’s executive compensation program.  See “Compensation Discussion and Analysis” for further information.

Role of Compensation Consultant.  The Compensation Committee has the sole authority to engage outside advisors and establish the terms of such engagement, including compensatory fees. In connection with any such engagement, the Committee reviews the independence of such outside advisor, based on the factors specified by Nasdaq as well as any other factors it deems appropriate, and any conflicts of interest raised by the work of such outside advisor.

In late 2016, the Compensation Committee engaged a compensation consultant, Mercer, to provide general market and peer group information for all executive officers.  That information was used in 2017 as part of the Committee’s review of executive officer compensation.  During 2017, the Compensation Committee engaged Mercer to provide general advice in connection with the implementation of retention packages for all executive officers, excluding the President and Chief Executive Officer (the “Non-CEO Officers”).  Retention packages were granted to seven Non-CEO Officers as part of the transition from outgoing President and Chief Executive Officer, Mr. Coker, to the current President and Chief Executive Officer, Mr. Eyler.   See “Compensation Discussion and Analysis” for further information.

The Committee’s determination to engage Mercer and approve the terms of such engagement has been made independently from the Company’s management.  When engaged, the Committee works with management to determine Mercer’s responsibilities and direct its work product, although the Committee is responsible for the formal approval of the work plan. Mercer was paid $12,057 for compensation consulting to the Committee in 2017.  The Mercer consultants who performed the compensation consulting at the direction of the Compensation Committee are referred to as the “Compensation Consultants”.

During 2017, based on the determination of management, the Company retained Mercer to provide other services unrelated to executive and non-employee director compensation, which generally consisted of consultation on global employee titles and levels (aggregate fees of $56,538), and providing general market data for various employee positions globally (aggregate fees of $45,838). While neither the Compensation Committee nor the Board approved such other services, the Committee believes that the advice it has received from Mercer has been objective and not influenced by Mercer’s other relationships with the Company because of the policies and procedures Mercer and the Committee have in place. These policies and procedures include:

•	the Compensation Consultants receive no incentive or other compensation based on the fees charged to the Company for other services provided by Mercer;

•	the Compensation Consultants are not responsible for selling other Mercer services to the Company;
•	Mercer’s professional standards prohibit the Compensation Consultants from considering any other relationships Mercer may have with the Company in rendering their advice and recommendations;
•	the Committee has the sole authority to retain and terminate the Compensation Consultants;
•	the Compensation Consultants were given direct access to the Committee; and
•	the Committee evaluated the quality and objectivity of the services provided by the Compensation Consultants.

Except as set forth above, the Committee noted there were no potential conflicts of interest raised by the work of its Compensation Consultants.

Nominating Committee

The Nominating Committee’s responsibilities include:

•	evaluating the current directors, as well as any candidates nominated or recommended by shareholders, and nominating directors for election; and
•	developing a pool of potential director candidates in the event of a vacancy on the Board.

The responsibilities and activities of the Committee are described in greater detail in its charter.

The Nominating Committee reviews and makes recommendations to the Board, from time to time, regarding the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board, the operations of the Company and the long-term interests of shareholders. See “Proposal No. 1—Election of Directors – Specific Qualifications, Attributes, Skills and Experience to be Represented on the Board” and “Proposal No. 1—Election of Directors – Director Background and Qualifications.” The Committee does not have a specific diversity policy underlying its nomination process, although it seeks to ensure the Board includes directors with diverse backgrounds, qualifications, skills and experience relevant to the Company’s business.

Generally, the Nominating Committee will re-nominate incumbent directors who continue to satisfy the Committee’s criteria for membership on the Board, continue to make important contributions to the Board and consent to continue their service on the Board. If a vacancy on the Board occurs or the Board increases in size, the Committee will actively seek individuals that satisfy the Committee’s criteria for membership on the Board and the Committee may rely on multiple sources for identifying and evaluating potential nominees, including referrals from our current directors and management.  Director nominee Mr. Stacey was recommended by one of our current management directors.

The Nominating Committee will consider recommendations from shareholders of director candidates that are sent on a timely basis and otherwise in accordance with our Bylaws and other applicable law and regulations. The Committee will evaluate nominees recommended by shareholders against the same criteria that it uses to evaluate other potential nominees. We did not receive any recommendations for director nominations from shareholders for the 2018 annual meeting.  See “–Shareholder Communication with the Board” and “Additional Information—Requirements for Submission of Shareholder Proposals and Nominations for 2019 Annual Meeting” for additional information.

Corporate Governance Committee

The Corporate Governance Committee’s responsibilities include:

•

exercising general oversight over corporate governance policy matters of the Company, including developing, recommending proposed changes to, and monitoring compliance with, the Corporate Governance Guidelines;

•	reviewing and recommending appropriate changes to the Company’s charter documents and key governance policies on a periodic basis;
•	overseeing the Board’s annual self-evaluation process; and
•	reviewing certain governance disclosures and proposals in the Company’s proxy statement and other reports filed with or furnished to the SEC.

The Corporate Governance Committee may form and delegate its authority to subcommittees as appropriate. The responsibilities and activities of the Committee are described in greater detail in its charter.

Technology Committee

The Technology Committee evaluates and advises management with respect to the development and use of technology by the Company for use in its current and potential future products, including the long-term strategic goals of the Company’s research and development initiatives.  The Technology Committee also advises management on its policies and procedures surrounding cyber security.  The responsibilities and activities of the Committee are described in greater detail in its charter.

Corporate Governance

The Board, as well as management, is committed to responsible corporate governance to ensure that we are managed for the benefit of our shareholders. To that end, the Board and management periodically review and update, as appropriate, our corporate governance policies and practices, and, when required, make changes to such policies and practices as mandated by the Sarbanes-Oxley Act, the Dodd-Frank Act, other SEC rules and regulations and the Nasdaq listing standards.

A copy of the Board’s committee charters, the Code of Business Conduct and Ethics and the Corporate Governance Guidelines are available on our website, www.gentherm.com, under the “Investor Relations – Corporate Governance” tab and will be sent to any shareholder, without charge, upon written request to Corporate Secretary, Gentherm Incorporated, 21680 Haggerty Road, Northville, MI 48167.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines which guidelines provide a structure within which our directors and management can effectively pursue the Company’s objectives for the benefit of our shareholders. The Corporate Governance Guidelines address, among other things, Board and committee structure, composition and procedures, director responsibilities, compensation and continuing education, as well as shareholder communications with the Board.

Majority Voting Policy.  The Corporate Governance Guidelines includes a policy to be followed if any nominee for director receives a greater number of votes “withheld” from his or her election than votes “for” such election.  In such event, the applicable director must promptly tender his or her resignation, conditioned on Board acceptance, following certification of the shareholder vote; provided, however, that this does not apply when the number of individuals nominated for election exceeds the number of directors to be elected, including as a result of a proxy contest. The Nominating Committee will consider the resignation offer and, within 60 days following certification of the shareholder vote, recommend to the Board whether to accept such resignation. The Board will act on the Committee’s recommendation within 90 days following certification of the shareholder vote. The Board will promptly disclose in reasonable detail its decision and rationale regarding the acceptance or rejection of the resignation, as applicable, in a widely disseminated press release, in a filing with the SEC or by other widely disseminated public announcement.  If a director’s resignation is accepted by the Board, the Board may either fill the resulting vacancy or decrease the size of the Board pursuant to our Bylaws.

Annual Performance Evaluations.  The Corporate Governance Committee oversees the annual performance evaluation process.  The Board and its committees conduct self-evaluations at least annually to determine whether the Board and its committees are functioning effectively.  During 2017, the Corporate Governance Committee retained a third party independent advisor to facilitate the Board self-evaluation process, which the Board believes helped promote a robust and candid process.  The Board met with the independent advisor to review and discuss the evaluation results and any actions to be taken as a result of the discussion.  The Board also reviews the Corporate Governance Committee’s periodic recommendations concerning the performance and effectiveness of the Board and its committees.

Code of Conduct

The Board has adopted a Code of Business Conduct and Ethics (“Code of Conduct”), which sets out the basic principles to guide the actions and decisions of our employees, directors and officers, including our principal executive officer, principal financial officer and principal accounting officer. The Code of Conduct addresses, among other things, ethical principles, insider trading, conflicts of interest, compliance with laws and confidentiality. Any amendments to the Code of Conduct, or any waivers that are required to be disclosed by the rules of either the SEC or Nasdaq, will be posted on our website, www.gentherm.com, under the “Investor Relations – Corporate Governance” tab within four business days of any such amendment or waiver.

Committee Charters

See “—Committees of the Board” for a description of the Board’s delegation of authority and responsibilities to the five standing committees.

Succession Planning

The succession planning process for executive officers is designed to assist the Board in understanding our readiness and the related transition risks for a crisis as well as a planned transition, and to oversee the development of strong leadership quality and executive bench strength. On at least an annual basis, the Board meets with the Chief Executive Officer and in executive session without management to discuss succession planning and strategies to strengthen and supplement the skills and qualifications of internal succession candidates. Key executives have ongoing exposure to the Board to assist in the Board’s oversight. Further, the Chief Executive Officer, other executive officers and Human Resources periodically provide the Board with an assessment of key executives for potential succession and discuss potential sources of external candidates.

During 2017, the Board spent considerable time and resources planning for and implementing a strategy with respect to the transition from Mr. Coker to Mr. Eyler in the position of President and Chief Executive Officer.  The Board engaged a third party search firm to identify and screen outside candidates.  Board members individually interviewed multiple internal and external candidates for several months during the year.  Through this process, Mr. Eyler was selected and announced as the next President and Chief Executive Officer of the Company on October 3, 2017, and ultimately appointed to such position on December 4, 2017.

Shareholder Engagement

The Company and/or Board engages periodically with the Company's shareholders to discuss performance, strategy, governance practices and compensation programs. Each year, the Company interacts with its shareholders through various engagement activities.

Director Compensation

Non-employee directors of the Board receive both cash and equity compensation. Such compensation is intended to encourage non-employee directors to continue Board service, further align the interests of the Board and shareholders, and attract new non-employee directors with outstanding qualifications. Directors who are employees or officers of the Company do not receive any additional compensation for Board service.

2017 Compensation Program

In light of the increasing workload and responsibilities of the Corporate Governance Committee, effective mid-2017 the Compensation Committee determined to pay the chairperson and members of the Corporate Governance Committee the same compensation (pro-rated for the initial, partial year) as is received by the Audit, Compensation and Technology Committees, whereas previously they were not compensated.

The following table sets forth the current compensation program for non-employee directors.

($)
Annual cash retainer for Board service:
Chairman of the Board	90,000
Lead Independent Director (if any)	55,000
Other non-employee directors	50,000
Annual cash retainers for Committee service:
Nominating Committee-chair	5,000
Nominating Committee-members	1,000
Audit, Compensation, Corporate Governance and Technology Committees-chairs	10,000
Audit, Compensation, Corporate Governance and Technology Committees-members	5,000
Annual equity retainer (fair market value)	100,000

Consistent with historical practice, the annual cash retainers were paid in advance immediately following the 2017 annual meeting of shareholders (excluding the cash retainers paid with respect to Corporate Governance Committee service, which was paid mid-year on a pro-rata basis following the compensation adjustment by the Compensation Committee noted above).   Consistent with the terms of the Company’s 2013 Equity Incentive Plan (the “2013 Equity Incentive Plan”), on the date of such annual meeting, each non-employee director received a restricted stock award having a fair market value of $100,000, or 2,751 shares.

The restricted stock vests in full on the first anniversary of the grant date.  The restricted stock will be forfeited in the event of termination of service as a non-employee director of the Company prior to the first anniversary of the grant date, subject to acceleration of vesting upon retirement (as defined under the 2013 Equity Incentive Plan), and subject to the Compensation Committee’s right to accelerate the vesting of all or a portion of the restricted stock at any time. During the restricted period, the restricted stock entitles the participant to all of the rights of a shareholder, including the right to vote the shares and the right to receive any dividends thereon. Prior to the end of the restricted period, restricted stock generally may not be sold, assigned, pledged, or otherwise disposed of or hypothecated by participants.

The Company does not provide any perquisites to directors, but does reimburse directors for out-of-pocket expenses incurred in attending Board and committee meetings.

2017 Compensation Table

The table below sets forth the compensation of each non-employee director in 2017.

Name	Fees Earned or Paid in Cash ($)(1)	Restricted Stock ($)(2)	Total ($)
Lewis Booth	61,000	100,000	161,000
Francois J. Castaing (3)	105,000	100,000	205,000
Sophie Desormière	58,500	100,000	158,500
Maurice E.P. Gunderson	66,000	100,000	166,000
Yvonne Hao	63,500	100,000	163,500
Ronald Hundzinski	56,000	100,000	156,000
Oscar B. Marx, III (3)	—	—	—
Byron T. Shaw II	63,500	100,000	163,500
Total	516,000	800,000	1,316,000

────────────────────

(1)	Reflects cash retainers for Board and committee service.
(2)

Reflects restricted stock awards granted under the 2013 Equity Incentive Plan. The amounts reported represent the grant date fair value of the restricted stock award, which is the closing trading price of a share of our common stock on the grant date multiplied by the number of shares subject to the award. The closing trading price of a share of our common stock on May 19, 2017 was $36.35 and the number of shares subject to each award on this table is 2,751.  The Company does not pay fractional shares.

(3)

Mr. Marx, the Company’s former Chairman of the Board, retired from the Board effective as of the 2017 annual meeting.  All of Mr. Marx’s compensation for service during 2017 was paid during 2016.  For Mr. Castaing, the amount shown includes compensation for service as Chairman of the Board beginning as of the 2017 annual meeting.

At December 31, 2017, each current non-employee director had 2,751 unvested restricted stock awards and only Mr. Gunderson had unexercised stock option awards (granted to him from service as a director of the Company in prior years).  At December 31, 2017, Mr. Gunderson had 10,000 unexercised stock option awards having an exercise price of $11.08.

Director Stock Ownership Requirements

The Board has adopted stock ownership requirements for the directors of the Company to further the alignment of shareholders and directors.  Directors are required to own common stock having a value of at least $200,000, computed as of each regularly scheduled Board meeting, based on the average closing price of our common stock as of the last day of the then-most recently completed 12 full calendar months. For purposes of such calculation, the following shares are included: shares held by directors individually, shares held by their spouses or other family members residing in their same households, shares held in trust for their economic benefit or the economic benefit of their spouses or family members residing in their same households, and shares held in a retirement plan or deferred compensation plan for their benefit. The value of “in-the-money” vested stock options is also included, but the value of unvested stock options and unvested restricted stock is not.

For directors who were first appointed or elected less than four years ago, the minimum ownership level must be achieved by the date which is four years after such individual was first appointed or elected.  The Compensation Committee is responsible for reviewing any non-compliance with the stock ownership requirements and recommending to the Board any actions necessary to remedy such non-compliance.  As of the date hereof, all directors subject to the above minimum ownership levels hold common stock having a value in excess of $200,000.

Our Chief Executive Officer is subject to the same stock ownership requirements as our non-employee directors, regardless as to whether our Chief Executive Officer is also a director.  See “Compensation Discussion and Analysis – Other Equity-Related Policies – Executive Stock Ownership Requirements” for further information.

Shareholder Communication with the Board

Shareholders wishing to send communications directly to the Board or to a specific director are asked to send such communications to Corporate Secretary, Gentherm Incorporated, 21680 Haggerty Road, Northville, MI 48167.  Shareholders sending such communications should clearly mark them as intended for delivery to the Board or to a specific director.  Our corporate secretary has been instructed by the Board to screen each communication so received only for the limited purposes of ascertaining (A) whether such communication is indeed from a shareholder and (B) whether such communication relates to the Company.  Our corporate secretary will promptly forward copies of all such communications that pass such limited screening to each director, in the case of communications to the entire Board, or to the particular director addressee.  Delivery by our corporate secretary will be completed by mail, facsimile or e-mail, as our corporate secretary determines appropriate.

If a shareholder’s communication to the Board involves or concerns our corporate secretary, or if a shareholder has another appropriate reason for communicating to the Board through a means other than through our corporate secretary, such shareholder is asked to send such communication to the attention of either the Company’s President or the Chairman of the Board, in either case at the address above.  Any such communication should clearly state that it is a shareholder communication and should clearly state the reason it was not delivered to our corporate secretary for further delivery to the Board.

COMPENSATION DISCUSSION AND ANALYSIS

This section of the proxy statement explains our compensation philosophy, objectives and design, our compensation-setting process and our executive compensation program components, as well as the decisions made for 2017 with respect to each of our named executive officers.  This section also provides certain other information as additional context for the “Named Executive Officer Compensation Tables” that follow.

Our named executive officers for 2017 were Daniel R. Coker, former President and Chief Executive Officer; Phillip M. Eyler, current President and Chief Executive Officer, Barry G. Steele, Vice-President of Finance, Chief Financial Officer and Treasurer; Frithjof R. Oldorff, President of Automotive Climate and Comfort; Darren Schumacher, Chief Technology Officer; and Kenneth J. Phillips, Vice-President, General Counsel and Secretary (collectively, the “named executive officers” or the “NEOs”).

Overview of CEO Compensation During 2017

During 2017, the Company experienced a change in its most senior officer position, President and Chief Executive Officer.   After 15 years as President and Chief Executive Officer, and 22 years with the Company, Mr. Coker retired.  The Board of Directors negotiated the terms of Mr. Coker’s retirement with one primary objective, to ensure a smooth transition from Mr. Coker to the new President and Chief Executive Officer.  After a comprehensive search, including thorough evaluations of both internal and external candidates, the Board of Directors selected Mr. Eyler to succeed Mr. Coker.  The compensation paid to Mr. Coker and Mr. Eyler during 2017 is primarily a result of the two agreements the Company entered into with those individuals, and each is described below.

On June 28, 2017, the same day a transition plan leading up to Mr. Coker’s retirement was announced, the Company entered into a Retirement Agreement with Mr. Coker (the “Coker Retirement Agreement”).  The Coker Retirement Agreement was intended to ensure that Mr. Coker remained with the Company until a successor could be appointed (the “Transition Date”) and to ensure that Mr. Coker provided adequate transition services to the Company through the Transition Date.  The Coker Retirement Agreement provided for the following benefits to Mr. Coker, conditioned upon Mr. Coker’s continued employment through the Transition Date and in recognition of Mr. Coker’s many years of service to the Company: (1) a cash payment of $850,000, equal to one year’s base salary (the “Retirement Payment”); (2)  an additional cash payment of $500,000, payable at the sole discretion of the Compensation Committee based on Mr. Coker’s performance of his duties through the Transition Date and based on Mr. Coker’s assistance in the transition of his duties to his successor (the “Transition Payment”); (3) acceleration of Mr. Coker’s unvested restricted stock and stock options in accordance with the retirement provisions of the applicable equity incentive plans under which such equity awards were granted (“Accelerated Equity Vesting”); (4) acceleration of the in-service vesting date to the date of retirement (“Accelerated Defined Benefit Vesting”) in order to increase the annual accrued benefit from $300,000 to $342,000 under The Executive Nonqualified Defined Benefit Plan of Gentherm Incorporated effective April 1, 2008 (the “U.S. Defined Benefit Plan”); and (5) title to the Company-owned vehicle that Mr. Coker was driving at the time of his retirement (the “Coker Vehicle”).  Mr. Coker’s replacement, Mr. Eyler, was appointed as the new President and Chief Executive Officer on December 4, 2017.  The Compensation Committee later determined that Mr. Coker earned the full discretionary Transition Payment.  Payment and delivery of the above benefits to Mr. Coker was conditioned upon his delivery and the non-withdrawal of a general release in favor of Gentherm, its affiliates and other related parties as well as his agreement to specified non-compete, non-solicit, non-interference and non-disparagement provisions for 24 months following his retirement.  Mr. Coker delivered the required general release and it became effective; thereafter, the above payment and benefits were paid and delivered.

On September 18, 2017, the Company and Mr. Eyler entered into a written agreement concerning Mr. Eyler’s employment with the Company (the “Eyler Contract”).  The Eyler Contract does not provide for a fixed duration and Mr. Eyler is an at-will employee of the Company.  The Eyler Contract provides for an initial annual base salary of $750,000, subject to periodic review and increase, eligibility for bonus compensation, with a target bonus of 100% of annual base salary (prorated for 2017) and other ancillary benefits, such as paid vacation, use of a Company-owned automobile and health and welfare benefits, generally consistent with those provided to other Company executive officers.  Under the terms of the Eyler Contract, Mr. Eyler received a signing bonus of $250,000, payable after Mr. Eyler’s first day of employment which was December 4, 2017.  The Eyler Contract also included two bonuses (“Make-Whole Bonuses”) that were intended to compensate Mr. Eyler for payments that he was entitled to receive from his former employer but would no longer receive by accepting the position with the Company.  The Make-Whole Bonuses are payable as follows: (1) $1,000,000 no earlier than January 1, 2018 and no later than March 31, 2018 (such amount was paid on January 31, 2018) and (2) $1,000,000 no earlier than January 1, 2019 and no later than March 31, 2019.  The amount of $1,000,000 must be repaid if Mr. Eyler’s employment is terminated for “cause” or without “good reason”, each as defined in the Eyler Contract, prior to the first anniversary of December 4, 2017 (the “Start Date”).  Also pursuant to the Eyler Contract, the Company granted 30,000 restricted stock awards and 212,500 stock options. Such shares of restricted stock and stock options vest in three and four equal annual installments, respectively, commencing on the first day of Mr. Eyler’s employment with the Company, December 4, 2017.  Mr. Eyler’s contract provides that he is not expected to receive any additional equity awards in 2018.  The Eyler Contract provides for certain benefits to him upon termination of his employment with the Company, including upon a change in control.  See “Named Executive Officer Compensation Tables – Potential Payments Upon Termination or Change in Control” for information regarding the potential payments and benefits payable to Mr. Eyler following a termination of employment under the terms of the Eyler Contract.

The Coker Retirement Agreement and Eyler Contract are further described throughout this Compensation Discussion and Analysis.

Executive Compensation and Governance Practices

What We Do		What We Prohibit
•	100% independent committee members (page 9)	•	Hedging and use of derivatives (page 24)
•	No special grants or timing based on the release of material, non-public information (page 22)	•	Guaranteed bonuses or equity grants (excluding new hires)
•	Maintain equity plan without an evergreen provision	•	Extensive perquisites (page 23)
•	Maintain alignment with shareholders, as equity awards represent a significant portion of NEO compensation (page 22)	•	Repricing/replacement of underwater stock options and SARs
•	Compensation Committee oversight to confirm no undue risk in compensation programs (page 19)
•	Discourage pledging and require consent; no pledging in practice (page 24)
•	Annual say-on-pay shareholder vote (page 46)

Say-On-Pay Vote at 2017 Annual Meeting of Shareholders

The Company’s say-on-pay proposal was approved by approximately 91% of the votes cast at the 2017 annual meeting. Given the high level of shareholder support, the Committee did not revise the Company’s compensation policies and decisions relating to the named executive officers directly as a result of such vote.  The Committee will continue to consider the outcome of shareholder votes and other shareholder feedback in making future compensation decisions for the named executive officers.

Compensation Philosophy, Program Objectives, and Key Features

The compensation program for named executive officers is designed to attract, motivate and retain qualified executives and to provide them incentives to achieve or exceed the Company’s annual operational and financial goals and increase long-term shareholder value.  Under this program, our named executive officers are rewarded for their service to the Company, the achievement of performance goals and the realization of increased shareholder value.  We believe our NEO compensation program is structured appropriately to support our business objectives, as well as our culture.  The Committee regularly reviews the Company’s NEO compensation program to ensure the fulfillment of our compensation philosophy and goals.

The following table sets forth the primary purpose and key features of each component of our NEO compensation program in 2017.

Component	Primary Purpose(s)	Key Features
Base Salary	• Retains and attracts employees in a competitive market • Preserves an employee’s commitment during downturns in our industry and/or equity markets generally

•    Initial base salaries of NEOs negotiated in connection with hiring

•    Initial base salaries are based on experience, responsibilities, anticipated individual growth, internal equity pay and other subjective factors

•    Subject to annual review and merit-based increase

Bonus

•   Motivates and rewards achievement of individual performance and Company financial and operational goals

•   Retains and attracts employees for short term

•   Aligns executives with the operating performance of the Company

• Drives profitable growth through a combination of revenue and earnings targets

• Achieves pay for performance goal

•    Bonus plan provides for a cash bonus up to a predetermined amount, as a percentage of base salary; bonus potential tied to base salary adjustments

•    Initial percentages of base salary for bonus purposes are negotiated in connection with hiring; these percentages are subject to periodic review based on experience, responsibilities, anticipated individual growth, internal equity pay and other subjective factors

•    Earned bonuses are based on the achievement of Company financial metrics (historically revenue and Adjusted EBITDA) and individual performance

•    In 2017, bonuses were computed and paid bi-annually based on half-year results; starting in 2018, bonuses will be paid annually based on full year results

Equity Awards

•   Provides incentives to increase long-term shareholder value

• Aligns management with stockholders by delivering a significant portion of compensation in the form of equity

•   Retains and attracts employees for long term due to vesting requirements

•   Retains employees during transition periods, such as during the recent change in the Chief Executive Officer position

•    Consist of restricted stock and stock options

•    Based on the executive’s position, current salary, and competitiveness in the market

•    Exercise/ base price of option awards fixed at fair market value of our common stock on the grant date

•    Generally vest pro rata over 3-5 years from the grant date, except in the case of retention awards (described further below) which vest 18 months after the date that the Chief Executive Officer transition was announced

Defined Benefit Plans	• Maintains stability and competency at the executive level

•    U.S. Defined Benefit Plan (as defined below, for Mr. Coker only) vested over a six-year period, beginning April 1, 2011; now fully vested, the plan provides for 15 annual benefit payments to Mr. Coker beginning in 2018

•    German Defined Benefit Plan (as defined below, for Mr. Oldorff only) is funded, in significant part, by participants’ contributions

Other Benefits and Perquisites	• Retains and attracts employees in a competitive market	• Vacation pay • Eligibility for participation in 401(k) plan • Use of Company-owned vehicles • Club memberships, in the case of Messrs. Coker, Eyler and Oldorff

Process for Making Compensation Determinations

Advisors Utilized in Determination of Executive Compensation

Management.    In determining the compensation of executive officers, the Compensation Committee receives significant input from the Company’s President and Chief Executive Officer as well as the Company’s Vice-President of Talent Development and Chief Human Resources Officer.  These individuals have the most involvement in, and knowledge of, the Company’s business goals, strategies and performance, the overall effectiveness of the management team and each person’s individual contribution to the Company’s performance.  For each named executive officer, the above officers make a compensation recommendation, which is reviewed by the Chairperson of the Compensation Committee and presented to the Committee.  The President and Chief Executive Officer, and the Vice-President of Talent Development and Chief Human Resources Officer, do not provide input with respect to their own compensation.  Management also provides the Committee with information regarding the individual’s experience, current performance, potential for advancement and other subjective factors.  The Committee retains the discretion to modify the recommendations of management and reviews such recommendations for their reasonableness based on individual and Company performance as well as market information.  It is not uncommon for the Committee to modify the initial executive compensation recommendations made by management following due inquiry.

The Compensation Committee works with management to set the agenda for Committee meetings, and the President and Chief Executive Officer is invited regularly to attend such meetings. The Committee also meets regularly in executive session to discuss compensation issues generally outside the presence of management, as well as to review the performance and determine the compensation of the President and Chief Executive Officer.

Third-Party Consultants.  In late 2016, the Compensation Committee engaged a compensation consultant, Mercer, to provide general market and peer group information for all executive officers.  That information was used in 2017 as part of the Committee’s review of executive officer compensation.  During 2017, the Compensation Committee engaged Mercer to provide general advice in connection with the implementation of retention packages for Non-CEO Officers.

Comparability

In evaluating management’s recommendations regarding the compensation of executive officers, the Compensation Committee considers the compensation offered by other similarly-situated companies, based on its review of information from various publications, its extensive experience with compensation practices in other businesses, information included in proxy statements of similar companies with comparable market capitalization and comparable revenues, its engagement of compensation consultants (as noted above, a compensation consultant was engaged by the Compensation Committee in 2016 to do a market survey, which was used in part in establishing 2017 executive compensation), and its members’ subjective review of the reasonableness and fairness of proposed compensation in light of all relevant circumstances.  The companies which the Committee considers to be comparable for purposes of the above analysis (based on revenue, market capitalization and industry), and for which the Committee has been provided data, include the following (ticker symbols in parentheses): CTS Corporation (CTS), Dorman Products, Inc. (DORM), Fabrinet (FN), Gentex Corp. (GNTX), Kimball Electronics, Inc. (KE), LCI Industries (formerly Drew Industries Inc.) (LCII), Littlefuse, Inc. (LFUS), Methode Electronics, Inc. (MEI), Modine Manufacturing Company (MOD), Shiloh Industries, Inc. (SHLO), Standard Motor Products, Inc. (SMP), Stoneridge, Inc. (SRI) and Superior Industries International, Inc. (SUP).

2017 Compensation Determinations

Base Salary

In 2017, each named executive officer received an annual base salary paid in cash.  The initial base salaries were negotiated in connection with their hiring.

The Compensation Committee reviews the base salaries of the named executive officers on an annual basis and generally grants salary increases following such reviews.  Historically, base salary increases have been between 3-6% and represented a combination of a cost of living / inflation adjustment and a merit raise.  However, larger base salary increases are considered where market information indicates that an adjustment is appropriate.

Consistent with prior years, in determining base salaries for 2017, the Compensation Committee considered an individual’s performance, position, experience and current salary, as well as the Company’s financial resources, the salaries of other executive officers and employees of the Company, and the base salaries paid by similarly-situated companies to individuals having similar job responsibilities as further discussed under “–Process for Making Compensation Determinations – Comparability.”  In determining Mr.

Coker’s base salary for 2017, the Committee also considered the need to retain Mr. Coker until his successor had been identified and hired.

For 2017, the Compensation Committee concluded that a market adjustment in base salaries for Mr. Coker and Mr. Steele was appropriate based on a review of the factors described above.  The Compensation Committee concluded to increase the base salaries for these individuals in 2017 by 13% and 8%, respectively, to reflect individual performance, additional duties and market levels.  For all other NEOs, the Compensation Committee concluded to increase their base salaries by 3%.

As part of the employment negotiations with Mr. Eyler, his initial base salary as set forth in the Eyler Contract was established based on market information and Mr. Eyler’s requirements to leave his then-current position. The Compensation Committee believes that Mr. Eyler’s initial base salary is appropriate based on all relevant factors.  Mr. Eyler’s initial base salary will not be adjusted in 2018 and the first review of his base salary by the Compensation Committee will take place in 2019.

Bonus

The Compensation Committee reviews and approves each of the bonuses set forth below.  The Compensation Committee also establishes the annual incentive targets for each NEO in a manner consistent with determining base salaries.  For NEOs who begin employment with the Company during a year, annual performance bonuses are prorated based on the number of days worked during such year.

2017 Bonus Plan.  For 2017, bonuses were computed and paid in accordance with the Gentherm Incorporated Performance Bonus Plan (the “2017 Bonus Plan”).  The 2017 Bonus Plan was generally similar to the Company’s 2016 bonus plan (the “2016 Bonus Plan”); however, the 2017 Bonus Plan placed a greater emphasis on Company financial performance than the 2016 Bonus Plan. Under the 2017 Bonus Plan, the NEOs and other eligible employees earned cash bonuses up to pre-determined amounts (as percentages of their respective base salaries – 100% for Mr. Eyler, 85% for Mr. Coker and 50% for each other NEO), based on the financial performance of the Company and the participant’s overall performance during the period ranked on a scale from “unacceptable” to “breakthrough performer”.  Each participant’s bonus payment is then determined according to a stated formula, but the final bonus amount paid to each participant is subject to increase or decrease at the discretion of the Compensation Committee.  The maximum bonus is 200% of the target bonus amount.

For purposes of determining the Company’s financial performance for 2017, the Compensation Committee concluded to use two metrics and weigh those metrics equally.  The first financial metric established by the Compensation Committee was the Company’s earnings before interest, taxes, depreciation and amortization, deferred financing cost amortization, transaction expenses, debt retirement expenses, unrealized currency gain or loss, unrealized revaluation of derivatives and other extraordinary items as determined by the Compensation Committee (“Adjusted EBITDA”).  The Compensation Committee considers Adjusted EBITDA as an appropriate supplemental measure of the Company’s overall operational performance.  The second financial metric established by the Compensation Committee was revenue.  The target Adjusted EBITDA for 2017 was set by the Compensation Committee at $160 million (for comparison purposes, actual Adjusted EBITDA was $146 million for 2016, $152 million for 2015, $134 million for 2014 and $81.5 million for 2013).  The target revenue for 2017 established by the Compensation Committee was $975 million (for comparison purposes, actual revenue was $917 million for 2016, $856 million for 2015, $811 million for 2014 and $662 million for 2013).  Further, for 2017 the Compensation Committee determined that if a minimum Adjusted EBITDA result was not achieved for the bonus period (the “Minimum Metric”), no bonuses would be paid.  The Minimum Metric for 2017 was established by the Compensation Committee as 85% of the target Adjusted EBITDA, or $136 million.  Half way during the year, bonuses were computed and paid based on the Company’s achievement for the first half of 2017; however, the bonus plan provides that the total bonuses to be paid for the year, both in respect of the first half of 2017 and in respect of the second half of 2017, are to be computed based on the Company’s financial performance and the individual’s overall performance for the entire year.  In no event, however, will a participant be required to return any portion of the bonus paid in respect of the first half of the year.

The Company’s actual financial results, based on the relative achievement and equal weighting of the Adjusted EBITDA and revenue targets, are then applied to the following schedule to determine the percentage of each participant’s target bonus that is to be paid, prior to the individual adjustments discussed further below (and if the Company’s financial achievement falls between two levels, a linear calculation is made to determine the exact percentage applied):

Financial Achievement	Degree of Achievement	Percentage Applied
85% of the Target	Threshold	50%
100% of Target	Target	100%
120% or more of Target	Maximum	150%

Next, each participant’s performance during the bonus period, based on a number of subjective metrics, is ranked on a scale (the “Performance Scale”) from “unacceptable” to “breakthrough performer”, and the average result of such rankings is used to further modify the above bonus percentage computation by a “performance multiplier” as follows (and if the average result of rankings is between two levels, a linear calculation is made to determine the exact performance multiplier):

	Performance Scale
Level	Level Number	Performance Modifier
Breakthrough Performer	6	135%
Outstanding	5	120%
Valued Contributor	4	110%
Performs to Expectations	3	100%
Room for Improvement	2	60%
Unacceptable	1	0%

The end result, after applying the above multiplier, is the percentage of the participant’s target bonus that is earned; provided, however, that the Compensation Committee retains the right to increase or decrease the final bonus amount at its discretion.  For 2017, the Company’s financial performance resulted in a payout level of 89.8%.  Adjusted EBITDA was $148 million or 93% of the target for that financial metric and revenue was $986 million or 101% of the target for that financial metric.  The combined result, 97%, translated into the 89.9% payout.  The Adjusted EBITDA and revenue targets and actual results are set forth in the table below:

Financial Metric	Target (in thousands)	Actual (in thousands)	Achievement Percentage
Adjusted EBITDA	$160,000	$$148,000	93%
Revenue	$975,000	$$986,000	101%
Combined (weighted equally)			97%

The Compensation Committee then applied performance modifiers for each named executive officer to arrive at the final calculated bonus payments for 2017.  The Compensation Committee elected to exercise additional discretion to increase the bonuses of Messrs. Steele, Oldorff and Phillips for the first half of the year by approximately $19,000, $10,000 and $18,000, respectively, but did not exercise any discretion with respect to the bonuses for the second half bonus payments, except to adjust the second half payment to ensure the first half discretionary increase remained realized, or with respect to Messrs. Coker or Eyler.

Bonuses are paid approximately two months after the end of the applicable performance period.  Unless an exception is granted by the Compensation Committee, a participant must be employed on the bonus payment date to be eligible to receive a bonus.

Effective January 1, 2017, the Compensation Committee adopted the Gentherm Incorporated Compensation Clawback Policy (the “Clawback Policy”), which policy expressly applies to bonuses.  See “–Other Equity-Related Policies – Clawback Policy” for further information.

Beginning in 2018, bonuses to executive officers and other selected senior employees (“Senior Level Participants”) will be governed by the Amended and Restated Gentherm Incorporated Performance Bonus Plan (the “New Bonus Plan”).  The New Bonus Plan differs from the 2017 Bonus Plan in the following material ways:  First, the performance period for Company and individual performance goals are annual instead of semi-annual.  Consequently, bonus payments will be made annually instead of semi-annually.  Next, instead of using the Performance Scale, cash bonuses for Senior Level Participants will be determined in part by achievement of individual goals that are intended to be primarily objective, but which may also be subjective or have subjective elements as determined by the Compensation Committee and/or the Chief Executive Officer.  The Company’s financial performance will still have the same weight in determining bonuses under the New Bonus Plan as it had under the 2017 Bonus Plan.  The maximum payout under the 2018 Bonus Plan will remain at 200% of target bonus.

Signing and Make-Whole Bonuses for Mr. Eyler

On September 18, 2017 the Company and Mr. Eyler entered into the Eyler Contract, which set forth the initial terms of Mr. Eyler’s employment.  The Eyler Contract provided for a signing bonus of $250,000, payable after Mr. Eyler’s first day of employment which was December 4, 2017.  The Eyler Contract also included two Make-Whole Bonuses that were intended to compensate Mr. Eyler for payments that he was entitled to receive from his former employer but would no longer receive by accepting the position with the Company.  The Make-Whole Bonuses are payable as follows: (1) $1,000,000 no earlier than January 1, 2018 and no later than March 31, 2018 and (2) $1,000,000 no earlier than January 1, 2019 and no later than March 31, 2019.  The amount of $1,000,000 must be repaid if Mr. Eyler’s employment is terminated for “cause” or without “good reason”, each as defined in the Eyler Contract, prior to the first anniversary of the Start Date.

Equity Awards – Ordinary Grants

Equity awards in the form of restricted stock and stock options represented a significant portion of NEO compensation in 2017, as the Compensation Committee continues to regard increasing long-term shareholder value as senior management’s primary objective.  In February 2017, the Committee granted equity awards to the named executive officers pursuant to the 2013 Equity Incentive Plan.  Consistent with prior years, the size of the awards depended on the executive’s position and current salary, as well as management’s recommendations, competitiveness in the market, and other subjective factors deemed relevant by the Committee. The Committee fixed the exercise price of stock options at the fair market value of the underlying shares on the grant date, such that grantees only benefit to the extent the price of our common stock increases between the grant date and the exercise date.

All of the NEOs received restricted stock and stock options in 2017.  The Compensation Committee believes restricted stock aligns interests with shareholders in a manner similar to stock options, as described above, but also has underlying value on the grant date that might otherwise be paid in cash as an additional bonus.

In 2017, the restricted stock awards granted to the NEOs, excluding those granted to Mr. Eyler, vest in four equal annual installments and the stock option awards granted to the NEOs, excluding those granted to Mr. Eyler, vest in five equal annual installments, in each case commencing on the first anniversary of the date of grant.  The restricted stock awards and stock options granted to Mr. Eyler were issued in connection with the negotiation of his initial hire as part of the Eyler Contract. Such shares of restricted stock and stock options vest in three and four equal annual installments, respectively, commencing on the first day of Mr. Eyler’s employment with the Company, December 4, 2017.  See “Named Executive Officer Compensation Tables – Grants of Plan-Based Awards in 2017” for further information.

Equity Awards – Special Retention Grants

During 2017, the Compensation Committee concluded to deliver retention packages to executive officers, other than the President and Chief Executive Officer, in the form of restricted stock awards.  Those awards were issued on October 3, 2017.  Pursuant to such awards, each applicable executive officer receives a fixed number of shares of restricted common stock in the Company that vests on the 18 month anniversary of the grant date, or April 3, 2019; however, such restricted shares will automatically vest if the executive officer’s employment is terminated without “cause” or for “good reason”, each as defined in the award agreement.  These shares of restricted stock were awarded by the Compensation Committee as a means of retaining executive officers during the transition of the office of President and Chief Executive Officer from Mr. Coker to Mr. Eyler and for a period of time thereafter.  See “Named Executive Officer Compensation Tables – Outstanding Equity Awards at December 31, 2017” for further information.

Defined Benefit Plans

U.S. Defined Benefit Plan

During 2008, in recognition of the Company’s need for stability and competence at the executive level, the Compensation Committee recommended, and the independent directors at such time subsequently approved, the U.S. Defined Benefit Plan.  Mr. Coker has been the only participant in the U.S. Defined Benefit Plan.

The U.S. Defined Benefit Plan, more fully described in Note 12 to the audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2017, had a six-year vesting period that began on April 1, 2011.  As a result, the benefits accruing to Mr. Coker were fully vested as of April 1, 2017 and provided for 15 annual benefit payments to Mr. Coker, each in the amount of $300,000, beginning January 1, 2018.  To entice Mr. Coker to continue as the President and Chief Executive Officer of the Company until his successor was identified and in place, the Compensation Committee agreed to amend the U.S. Defined Benefit Plan on May 19, 2017, to increase the annual benefit payable to Mr. Coker to $342,000 if Mr. Coker continued to provide service to the Company through January 1, 2018.  Such amendment was approved by the independent directors.  On June 28, 2017, the same day a transition plan leading up to Mr. Coker’s retirement was announced, the Company entered into the Coker Retirement Agreement.  The Coker Retirement Agreement provided that if Mr. Coker’s retirement date was prior to January 1, 2018, the Company would amend the terms of the U.S. Defined Benefit Plan, as amended, to accelerate the in-service vesting date to ensure an increase in the annual accrued benefit from $300,000 to $342,000.  Mr. Coker became fully vested in the incremental benefit, as described in the amendment to the U.S. Defined Benefit Plan effective December 4, 2017.  In making its decisions with respect to the U.S. Defined Benefit Plan, the Committee reviewed the benefits offered to presidents and chief executive officers of similarly situated companies.

The Company has also established a corporate-owned life insurance policy (“COLI”) on the life of Mr. Marx, former Chairman of the Board.  The COLI is held by a trust established for payment of benefits under the U.S. Defined Benefit Plan.

German Defined Benefit Plan

Our German Subsidiary maintains a defined benefit plan for former and current members of its management team (the “German Defined Benefit Plan”).  The German Defined Benefit Plan is expected to be funded exclusively by participants’ pre-tax contributions and the earnings on those contributions.  However, the amount of future benefits to which a participant is entitled, while based on the amount of such participant’s contributions to the plan, is subject to minimum future guaranteed returns on those contributions.  As a result, the German Subsidiary records a liability for the amount that projected future benefit payments exceed projected future defined benefit plan assets.  For the year ended December 31, 2017, Mr. Oldorff was eligible to participate in the German Defined Benefit Plan; however, he did not make any voluntary contributions to the German Defined Benefit Plan in 2017.

The German Defined Benefit Plan is further described in Note 12 to the audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2017.

Other than Mr. Coker and Mr. Oldorff, no other NEOs are participants in any defined benefit plan.

Other Benefits and Perquisites

•

401(k) Plan.  The Company maintains a 401(k) plan to provide all eligible U.S. employees with a means to accumulate retirement savings on a tax-advantaged basis.  For 2017, on a discretionary basis, the Company matched 100% of each employee’s contributions up to a contribution equal to 4% of the employee’s compensation, with such employee contributions subject to IRS limitations.  The Company may, but is not required to, make additional discretionary contributions.  The Company has not made any discretionary contribution to the 401(k) plan since its inception.

•	Vacation Pay. Upon specified events, our employees, including the NEOs, receive lump-sum payments for accumulated vacation time in excess of specified amounts.
•

Other Perquisites. The Company provides each NEO with the use of a Company-owned automobile.  The Company believes it is important that our named executive officers thoroughly understand our products and present themselves to others as users of our products.  The automotive segment represents our largest product segment.  During 2017, the Company also provided club memberships to Mr. Coker, Mr. Eyler and Mr. Oldorff which facilitates entertainment of current and potential customers and suppliers and other business associates, and are also used for meeting locations.  We allocate the costs of these perquisites between business and personal use and report the personal-use portion as compensation to the applicable named executive officers.  As part of his relocation to the United States, Mr. Oldorff is entitled to certain housing and travel allowances as additional perquisites.

Severance and Change in Control Benefits

General.  Other than the U.S. Defined Benefit Plan, the German Defined Benefit Plan and the 401(k) plan described above, the Company does not provide or maintain any post-retirement medical benefits, non-qualified deferred compensation plans or retirement or pension plans for NEOs.  The Company’s equity compensation plans contemplate acceleration of vesting upon, and exercisability of awards following, a termination of a participant’s employment.  See “Named Executive Officer Compensation Tables – Potential Payments Upon Termination or Change in Control” for further information.

Mr. Eyler.  The Eyler Contract provides for certain benefits to him upon termination of his employment with the Company, including upon a change in control.  See “Named Executive Officer Compensation Tables – Potential Payments Upon Termination or Change in Control” for information regarding the potential payments and benefits payable to Mr. Eyler following a termination of employment under the terms of the Eyler Contract.

Mr. Oldorff.  From January 1, 2015 to July 31, 2015, Mr. Oldorff was party to a written service agreement (“German Service Agreement”) with W.E.T. Automotive Systems AG (our “German Subsidiary”), and effective August 1, 2015 he is party to an Executive Relocation and Employment Agreement (“Oldorff Contract”) with the Company, each of which set forth the material terms of his compensation for the respective periods and replaced the German Service Agreement.  The Oldorff Contract provides for certain benefits to him upon termination of his employment with the Company.  See “Named Executive Officer Compensation Tables – Potential Payments Upon Termination or Change in Control” for information regarding the potential payments and benefits payable to Mr. Oldorff following a termination of employment under the terms of the Oldorff Contract.

Special Non-Recurring Benefits

Having joined Gentherm in 1996, Mr. Coker was appointed President and Chief Executive Officer in 2003.  At the beginning of 2017, the Board recognized Mr. Coker was nearing retirement and began a search for his replacement.  To induce Mr. Coker to continue as President and Chief Executive Officer until his successor could be identified and hired, the Compensation Committee negotiated and executed the Coker Retirement Agreement on June 28, 2017.  The Coker Retirement Agreement provided for the special, non-recurring benefits described in the introductory section of this Compensation Discussion and Analysis under the subheading “Overview of CEO Compensation During 2017”.  Those benefits include the Retirement Payment, the Transition Payment, Accelerated Equity Vesting, Accelerated Defined Benefit Vesting and title to the Coker Vehicle.

Other Equity-Related Policies

Executive Stock Ownership Requirements

Our Chief Executive Officer is subject to the same stock ownership requirements as our non-employee directors.  Our Chief Executive Officer must own common stock having a value of at least $200,000; provided, however, that a newly-appointed Chief Executive Officer must achieve such minimum ownership level by the date which is four years after such individual was first appointed.  See “Board Matters – Director Compensation – Director Stock Ownership Requirements” for further information.  The other named executive officers are not subject to stock ownership requirements. Mr. Coker was in compliance with the stock ownership requirements at all times during 2017.  Mr. Eyler, having been first appointed on December 4, 2017, was not yet subject to the stock ownership requirements.

Timing and Pricing of Equity Grants

The Compensation Committee does not coordinate the timing of equity grants with the release of material non-public information. The Committee usually considers equity awards for executive officers on an annual basis at regularly scheduled meetings of the Committee, which are generally scheduled a year or more in advance, and for new hires as applicable.

In accordance with the 2013 Equity Incentive Plan, the exercise or base price of stock option or SAR awards is at least 100% of the fair market value of our common stock on the date of grant (which date is not earlier than the date the Compensation Committee approves such award).  The Committee is authorized to modify, extend or renew outstanding stock options or SARs or accept the cancellation or surrender of such awards.  However, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the Committee may not take actions that would constitute a repricing of stock options or SARs without satisfying the applicable shareholder approval requirements of Nasdaq.  In particular, the 2013 Equity Incentive Plan prohibits direct repricings (lowering the exercise price of a stock option or the base price of a SAR) and indirect repricings (cancelling an outstanding stock option or SAR and granting a replacement or substitute stock option or SAR with a lower exercise or base price, or otherwise exchanging such awards for cash, stock options, SARs or other awards).

Policy on Pledging and Hedging Company Securities

In addition to the restrictions set forth in SEC regulations, the Board has adopted a Statement of Policy for Securities Trading by Company Personnel which prohibits the hedging of Company securities and significantly limits any pledging of Company securities.  In particular, the policy prohibits employees, officers and directors from making trades while in possession of material, non-public information.  Specified restricted persons, including our officers and directors, are also prohibited from trading on a short-term basis of less than six months, short sales and derivative trading generally.  In addition, the policy prohibits pledging of Company securities or holding Company securities in a margin account, except in situations and on conditions pre-approved by our Chief Financial Officer.  At a minimum, such person must demonstrate the financial capacity to repay the applicable loan without resort to the margin or pledged securities.  No Company securities beneficially owned by a director or executive officer were pledged or subject to a margin account at any time during 2017 or anytime during the prior seven years.

Clawback Policy

The Compensation Committee adopted the Clawback Policy effective January 1, 2017.  Under the Clawback Policy, in the event the Company is required to make an accounting restatement to correct an error that is material to its previously issued financial statements under applicable securities laws, and the Compensation Committee has determined that any bonus, retention award, or incentive compensation has, based on the erroneous financial statements, been paid to any executive officer who knowingly or through gross negligence engaged in the activity that caused such restatement to be necessary, or who knowingly or through gross negligence failed to prevent such activity, the Committee shall have the discretion to take such action as it deems necessary to recover the compensation so paid, remedy the misconduct, and prevent its recurrence.  The Clawback Policy gives the Compensation Committee authority to seek reimbursement of bonuses, retention awards, or incentive compensation paid to an affected executive officer, cancellation of any equity awards granted to such officer, and reimbursement of any gains realized by such officer on the exercise of rights attributable to such awards. The amount recoverable in each case is limited to the extent to which such bonus, retention award, or amount of incentive compensation was calculated based upon the achievement of certain financial results that were subsequently reduced due to a restatement.  The recovery period under the Clawback Policy is three full years preceding and including the date the Board concludes, or reasonably should have concluded based on evidence available to it, that the Company’s financial statements contained a material error.

Tax and Accounting Implications

Deductibility of Executive Compensation

Section 162(m) of the Code provides that annual compensation in excess of $1 million paid to a company’s principal executive officer, principal financial officer and the three other highest compensated executive officers is not deductible by the company for federal income tax purposes.  The Committee intends to continue to review the application of Section 162(m) of the Code with respect to any future compensation arrangements considered by the Company. However, to maintain flexibility in compensating the Company’s executive officers to meet a variety of objectives, the Committee reserves the right to compensate Company executives in amounts deemed appropriate, regardless of whether such compensation is deductible for federal income tax purposes.  Section 162(m) of the Code is expected to prevent the Company from deducting a portion of the compensation paid to Mr. Coker and Mr. Eyler, each of whom held the position of President and Chief Executive Officer in 2017.

Nonqualified Deferred Compensation

Section 409A of the Code provides that amounts deferred under nonqualified deferred compensation arrangements will be included in an employee’s income when vested, as well as be subject to additional taxes, penalties and interest, unless certain requirements are complied with.  The Company believes that its compensation arrangements satisfy, or are exempt from, the requirements of Section 409A.

Change in Control Payments

If a company makes “parachute payments,” Section 280G of the Code prohibits the company from deducting the portion of the parachute payments constituting   “excess parachute payments” and Section 4999 the Code imposes on the payee a 20% excise tax on the excess parachute payments. For this purpose, parachute payments generally are defined as payments to specified persons that are contingent upon a change in control in an amount equal to or greater than three times the person’s base amount (i.e. the five-year average Form W-2 compensation). The excess parachute payments, which are nondeductible and subject to a 20% excise tax, equal the portion of the parachute payments that exceeds one times the payee’s base amount.

The Eyler Contract and the Company’s equity incentive plans may entitle participants to receive payments in connection with a change in control that may result in excess parachute payments.  The Eyler Contract provides that, if any payment Mr. Eyler is entitled to receive in connection with a change in control constitutes a “parachute payment” within the meaning of Section 280G of the Code and is subject to the excise tax imposed by Section 4999 of the Code, then the Company shall gross-up the amount of such payment to an amount which, after reduction for all taxes (including the excise tax) imposed on both the payment and the gross-up, exactly equals the amount of the payment after reduction for all taxes imposed on the payment other than the excise tax.  Mr. Eyler was entitled to a similar benefit from his previous employer and the Company agreed to provide the foregoing benefit to entice Mr. Eyler to accept a position with the Company.  Except as set forth above, the Company does not pay tax gross-ups with respect to the excise tax imposed on any person who receives excess parachute payments.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) in this proxy statement with management, including Messrs. Eyler and Steele. Based on such review and discussion, the Committee recommended to the Board that the CD&A be included in the Company’s annual report on Form 10-K for the year ended December 31, 2017 and the proxy statement for the 2018 annual meeting.

The Compensation Committee

Yvonne Hao, Chairperson

Francois Castaing

Sophie Desormière

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

From January 2017 until November 2017, the Compensation Committee consisted of Mr. Gunderson, as Chairperson, Mr. Castaing, Ms. Desormière and Ms. Hao.  In November, 2017, Mr. Gunderson was appointed Chairperson of the Corporate Governance Committee and resigned from the Compensation Committee; simultaneously, Ms. Hao was appointed Chairperson of the Compensation Committee.  All members of the Compensation Committee during 2017 were independent directors and none of them is or has been an employee or officer of ours.  During 2017, none of our executive officers served on the compensation committee (or equivalent) or the board of directors of another entity whose executive officer(s) served on the Compensation Committee or the Board.

NAMED EXECUTIVE OFFICER COMPENSATION TABLES

Summary Compensation Table for 2017

The table below summarizes the total compensation paid or earned by the named executive officers in 2017, 2016 and 2015.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Daniel R. Coker	2017	850,000	650,250	951,250	925,800	609,361	1,599,990	5,586,651
Former President and Chief	2016	750,000	637,500	731,520	750,330	386,584	94,646	3,350,580
Executive Officer	2015	700,000	682,500	750,420	737,660	378,457	96,105	3,345,142

Phillip M. Eyler	2017	62,500	1,312,500	1,065,000	1,874,675	—	2,500	4,317,175
President and Chief Executive Officer

Barry G. Steele	2017	390,000	194,695	920,826	416,610	—	24,108	1,946,239
Vice-President of Finance, Chief	2016	360,500	165,125	488,560	321,570	—	17,248	1,353,003
Financial Officer and Treasurer	2015	350,000	240,000	416,900	316,140	—	19,349	1,342,389

Frithjof R. Oldorff(6)	2017	450,883	212,592	975,471	416,610	—	105,724	2,161,280
President of Automotive Climate and	2016	437,750	196,626	406,400	321,570	—	99,136	1,461,482
Comfort	2015	404,575	299,838	491,600	316,140	—	185,162	1,697,315

Darren Schumacher	2017	412,000	194,259	940,568	416,610	—	22,306	1,985,743
Chief Technology Officer	2016	364,440	162,220	447,480	321,570	—	19,958	1,315,668
	2015	319,300	220,000	416,900	316,140	—	22,164	1,294,504

Kenneth J. Phillips	2017	392,533	221,693	923,098	416,610	—	17,240	1,971,174
Vice‑President, General Counsel and	2016	381,100	170,275	488,560	321,570	—	24,476	1,386,251
Secretary	2015	370,000	240,000	416,900	316,140	—	20,913	1,363,953

────────────────────

(1)

Amounts reported for each year reflect bonuses earned in that year, even if paid in a subsequent year.  For example, the bonus for the first six months of 2017 was paid in August 2017 and the bonus for the remainder of 2017 was paid in March 2018.  Both payments are reported, collectively, as bonus earned by the NEO in 2017.  For Mr. Coker, the amount reported as bonus is comprised of $650,250 in bonus under the 2017 Bonus Plan.  For Mr. Eyler, the amount reported as bonus is comprised of $62,500 in bonus under the 2017 Bonus Plan, $250,000 in a signing bonus and $1,000,000 in Make-Whole Bonus.  Mr. Eyler is entitled to an additional $1,000,000 in Make-Whole Bonus during the first quarter of 2019.  In the event that Mr. Eyler’s employment is terminated for “cause” or without “good reason”, each as defined in the Eyler Contract, prior to the first anniversary of the Start Date, $1,000,000 must be repaid to the Company; consequently, $1,000,000 in Make-Whole Bonus is deemed earned by Mr. Eyler in 2018 and will be reported as bonus compensation paid to Mr. Eyler in the Summary Compensation Table in the Proxy Statement for the 2019 Annual Meeting of Shareholders.

(2)

Amounts reported reflect the aggregate grant-date fair value of stock awards.  All awards in this column for 2017 relate to restricted stock awards granted to the NEOs in 2017 under the 2013 Equity Incentive Plan, in each case calculated as the closing price of our common stock as quoted on Nasdaq on the grant date multiplied by the number of shares subject to the award.

(3)

Amounts reported reflect the aggregate grant-date fair value of option awards.  Awards in this column for 2017 relate to stock options granted to the NEOs in 2017 under the 2013 Equity Incentive Plan.  Valuation assumptions used in determining the grant-date fair value of stock options are included in Note 7 to the audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2017.

(4)

Amounts reported for 2017 for Mr. Coker represent the increase in the actuarial present value of Mr. Coker’s accumulated benefit under the U.S. Defined Benefit Plan from December 31, 2016 to December 31, 2017, computed in accordance with FASB ASC Topic 715, which requires that the Company record a projected benefit obligation representing the present value of future plan benefits when earned by the participant.  As of December 31, 2017, the recorded projected benefit obligation for Mr.

Coker was $4,218,121.  Valuation assumptions used in determining the projected benefit obligation under the U.S. Defined Benefit Plan are included in Note 12 to the audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2017.

(5)

Amounts reported for 2017 include the following: $850,000 in retirement bonus paid to Mr. Coker pursuant to the Coker Retirement Agreement and $500,000 as an additional cash bonus pertaining to Mr. Coker’s transition efforts, also pursuant to the Coker Retirement Agreement; 401(k) match paid for the benefit of each of the NEOs, excluding Mr. Eyler, in the amount of $10,800 each; personal use of automobile for the NEOs, excluding Mr. Eyler, including $18,837 for Mr. Coker and $16,842 for Mr. Oldorff; excess accrued vacation payments to Mr. Coker of $169,052; a housing allowance for Mr. Oldorff of $69,600; and a vehicle transferred to Mr. Coker in connection with his retirement with a value of $51,301.

(6)	Certain cash payments reported for Mr. Oldorff were paid in Euros and converted into U.S. Dollars based on the exchange rate at the time of each applicable payment.

Narrative Discussion of Summary Compensation Table

Employment Agreements

The initial salary, signing bonus, Make-Whole Bonuses and equity grants paid to Mr. Eyler were all made pursuant to the terms of the Eyler Contract described in the introductory section of the Compensation Discussion and Analysis under the subheading “Overview of CEO Compensation During 2017”.

While working in the United States, Mr. Oldorff’s employment is governed by the terms of his employment agreement and he is entitled to certain annual housing and travel allowances and relocation benefits upon the termination of his employment.  Otherwise, Mr. Oldorff’s compensation is determined in the same manner as the other NEOs.  See “Compensation Discussion and Analysis – 2017 Compensation Determinations – Other Benefits and Perquisites”.

Except for Mr. Eyler and Mr. Oldorff, our NEOs do not have employment agreements.

Retirement Agreement

The Coker Retirement Agreement was intended to ensure that Mr. Coker remained with the Company until a successor could be appointed and to ensure that Mr. Coker provided adequate transition services to the Company through the Transition Date.  Other than his base salary, bonus under the 2017 Bonus Plan, 401(k) match and personal use of a company automobile while employed by the Company, Mr. Coker’s compensation during 2017 was determined pursuant to the Coker Retirement Agreement described in the introductory section of the Compensation Discussion and Analysis under the subheading “Overview of CEO Compensation During 2017”.

Stock Awards and Option Awards

The Stock Awards for Messrs. Steele, Oldorff, Schumacher and Phillips for 2017 include, in addition to recurring annual grants, the special one-time retention awards issued on October 3, 2017.  Pursuant to such awards, each applicable executive officer receives a fixed number of shares of restricted common stock in the Company that vests on the 18 month anniversary of the grant date, or April 3, 2019; however, such restricted shares will automatically vest if the executive officer’s employment is terminated without “cause” or for “good reason”, each as defined in the award agreement.  These shares of restricted stock were awarded by the Compensation Committee as a means of retaining executive officers during the transition of the office of President and Chief Executive Officer from Mr. Coker to Mr. Eyler and for a period of time thereafter

The Compensation Committee also considers using equity awards to reward unique achievements by the NEOs.  On April 2, 2016 a small amount of restricted stock (1,000 to 2,000 shares each) was awarded to several NEOs in connection with the acquisition of Cincinnati Sub-Zero Products, LLC in special recognition of the efforts of the recipients in connection with such acquisition.  This one-time award of restricted stock vested in full on April 1, 2017.

With respect to Mr. Coker, all of the unvested restricted stock he held on the date of his retirement, December 4, 2017, was immediately vested upon his retirement in accordance with the provisions of the applicable equity incentive plans under which such equity awards were granted.  See “Compensation Discussion and Analysis – 2017 Compensation Determinations – Special Non-Recurring Benefits” for further information.  The total value of such awards at the time of acceleration was $3,794,448.  Of this amount, $3,684,648 had been reported as compensation paid to Mr. Coker in Summary Compensation Tables in prior years, a difference of $109,800.

Defined Benefit Plan

To entice Mr. Coker to continue as the President and Chief Executive Officer of the Company until his successor was identified and in place, the Compensation Committee agreed to amend the U.S. Defined Benefit Plan to increase the annual post-retirement benefit payable to Mr. Coker from $300,000 to $342,000 if Mr. Coker continued to provide service to the Company until his successor was appointed.  See “Compensation Discussion and Analysis – 2017 Compensation Determinations – Special Non-Recurring Benefits” for further information.

Grants of Plan-Based Awards in 2017

The following table provides information about equity awards granted to the named executive officers in 2017.  The Company did not grant any non-equity or equity incentive awards in 2017.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise Price or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Daniel R. Coker	02/22/2017	25,000	—	—	951,250
	02/22/2017	—	100,000	38.05	925,800
Phillip M. Eyler	12/04/2017	30,000	—	—	1,065,000
	12/04/2017	—	212,500	35.50	1,874,675
Barry G. Steele	02/22/2017	15,000	—	—	570,750
	02/22/2017	—	45,000	38.05	416,610
	10/03/2017	9,398	—	—	350,076
Frithjof R. Oldorff	02/22/2017	15,000		—	570,750
	02/22/2017	—	45,000	38.05	416,610
	10/03/2017	10,865	—	—	404,721
Darren Schumacher	02/22/2017	15,000	—	—	570,750
	02/22/2017	—	45,000	38.05	416,610
	10/03/2017	9,928	—	—	369,818
Kenneth J. Phillips	02/22/2017	15,000	—	—	570,750
	02/22/2017	—	45,000	38.05	416,610
	10/03/2017	9,459	—	—	352,348

────────────────────

(1)	Relate to restricted stock granted to the NEOs under the 2013 Equity Incentive Plan.
(2)	Relate to stock options granted to the NEOs under the 2013 Equity Incentive Plan.
(3)

The restricted stock granted on February 22, 2017 had a grant-date fair value of $38.05 per share, which was the closing price of our common stock as quoted on Nasdaq on the date of grant.  The stock options granted on February 22, 2017 had a grant-date fair value of $9.258 per share.  The restricted stock granted on October 3, 2017 had a grant-date fair value of $37.25 per share, which was the closing price of our common stock as quoted on Nasdaq on the date of grant.  The restricted stock granted on December 4, 2017 had a grant-date fair value of $35.50 per share, which was the closing price of our common stock as quoted on Nasdaq on the date of grant.  The stock options granted on December 4, 2017 had a grant-date fair value of $8.822 per share.  See Notes 2 and 3 to the “Summary Compensation Table for 2017.”

Narrative Discussion of Grants of Plan-Based Awards in 2017

Restricted Stock – Annual Grants.  The restricted stock granted on February 22, 2017 vests in four equal installments on the first through fourth anniversaries of the date of grant, provided such person’s employment is continuing on each such vesting date.

Restricted Stock – Retention Grants.  The restricted stock granted on October 3, 2017 vests on the 18 month anniversary of the date of grant, April 3, 2019, provided such person’s employment is continuing on such vesting date; however, such restricted shares will automatically vest if his employment is terminated without “cause” or by employee for “good reason”, each as defined in the award agreement.  These shares of restricted stock were awarded by the Compensation Committee to retain executive officers during the transition of the office of President and Chief Executive Officer from Mr. Coker to Mr. Eyler and for a period of time thereafter.

Restricted Stock – Eyler Grant.  The restricted stock granted on December 4, 2017 to Mr. Eyler was awarded in connection with his initial employment with the Company in accordance with the terms of the Eyler Contract and such restricted stock vests in three equal installments on the first through third anniversaries of the date of grant, provided that Mr. Eyler’s employment is continuing on each such vesting date; however, such restricted shares granted to Mr. Eyler will automatically vest if his employment is terminated without “cause” or by Mr. Eyler for “good reason”, each as defined in the Eyler Contract.

Stock Options – Annual Grants.  The stock options granted on February 22, 2017 vest in five equal installments on the first through fifth anniversaries of the date of grant, provided such person’s employment is continuing on each such vesting date.

Stock Options – Eyler Grant. The stock options granted on December 4, 2017 to Mr. Eyler were awarded in connection with his initial employment with the Company in accordance with the terms of the Eyler Contract and such options vest in four equal installments on the first through fourth anniversaries on the grant date, provided that Mr. Eyler’s employment is continuing on each such vesting date; however, such stock options granted to Mr. Eyler will automatically vest if his employment is terminated without “cause” or by Mr. Eyler for “good reason”, each as defined in the Eyler Contract.

Outstanding Equity Awards at December 31, 2017

The following table presents information on the unexercised option awards and unvested stock awards held by the named executive officers as of December 31, 2017.

						Stock Awards
		Option Awards				Number of Shares or Units of Stock	Market Value of Shares or Units of
		Number of Securities Underlying Unexercised Options (#)		Option Exercise	Option Expiration	That Have Not Vested	Stock That Have Not Vested
Name	Grant Date	Exercisable	Unexercisable	Price ($)	Date	(#)(4)	($)(5)
Daniel R. Coker	07/02/2013(1)	40,000	—	19.10	07/02/2020	—	—
	02/19/2014(1)	60,000	—	26.17	02/19/2021	—	—
	02/18/2015(1)	70,000	—	41.69	02/18/2022	—	—
	02/24/2016(1)	70,000	—	40.64	02/24/2023	—	—
	02/22/2017(1)	70,000	—	38.05	02/22/2024	—	—
Phillip M. Eyler	12/04/2017	—	212,500	35.50	12/04/2021	30,000	952,500
Barry G. Steele	07/02/2013(2)	20,000	—	19.10	07/02/2020	—	—
	02/19/2014(2)	20,000	10,000	26.17	02/19/2021	—	—
	02/18/2015(2)	15,000	15,000	41.69	02/18/2022	—	—
	02/24/2016(2)	7,500	22,500	40.64	02/24/2023
	02/22/2017(2)	—	45,000	38.05	02/22/2024
	Various	—	—	—	—	34,397	1,092,105
Frithjof R. Oldorff	07/02/2013(3)	20,000	—	19.10	07/02/2020	—	—
	02/19/2014(3)	—	10,000	26.17	02/19/2021	—	—
	02/18/2015(2)	15,000	15,000	41.69	02/18/2022	—	—
	02/24/2016(2)	7,500	22,500	40.64	02/24/2023
	02/22/2017(2)	—	45,000	38.05	02/22/2024
	Various	—	—	—	—	35,864	1,138,682
Darren Schumacher	11/20/2013(2)	15,000	—	23.71	11/20/2020	—	—
	02/19/2014(2)	10,000	10,000	26.17	02/19/2021	—	—
	02/18/2015(2)	15,000	15,000	41.69	02/18/2022	—	—
	02/24/2016(2)	7,500	22,500	40.64	02/24/2023
	02/22/2017(2)	—	45,000	38.05	02/22/2024
	Various	—	—	—	—	34,927	1,108,932
Kenneth J. Phillips	07/02/2013(2)	20,000	—	19.10	07/02/2020	—	—
	02/19/2014(2)	20,000	10,000	26.17	02/19/2021	—	—
	02/18/2015(2)	15,000	15,000	41.69	02/18/2022	—	—
	02/24/2016(2)	7,500	22,500	40.64	02/24/2023
	02/22/2017(2)	—	45,000	38.05	02/22/2024
	Various	—	—	—	—	34,458	1,094,042

────────────────────

(1)

Upon his retirement from the Company, all of Mr. Coker’s unvested restricted stock and stock options were immediately vested in accordance with the retirement provisions of the applicable equity incentive plans under which such equity awards were granted.  See “Compensation Discussion and Analysis – 2017 Compensation Determinations – Special Non-Recurring Benefits” for further information.

(2)

Outstanding stock options held by the NEOs vest in four equal installments on the first through fourth anniversaries of the date of grant, except for the stock options held by the NEOs that were granted on February 22, 2017, which stock options vest in five equal installments on the first through fifth anniversaries of the date of grant, in each case provided such person’s employment is continuing on each such vesting date.

(3)

Outstanding cash-settled SARs held by Mr. Oldorff vest in four equal installments on the first through fourth anniversaries of the date of grant, provided his employment is continuing on each such vesting date.

(4)

Outstanding restricted stock held by the NEOs as of December 31, 2017 vests, or has vested, as follows, provided that future vesting requires such person to be continuously employed through and including each such vesting date:

	February 18,	February 24,		February 22,				April 3,	December 4,
Name	2018	2018	2019	2018	2019	2020	2021	2019	2018	2019	2020
Phillip M. Eyler	—	—	—	—	—	—	—	—	10,000	10,000	10,000
Barry G. Steele	3,333	3,333	3,333	3,750	3,750	3,750	3,750	9,398	—	—	—
Frithjof Oldorff	3,333	3,333	3,333	3,750	3,750	3,750	3,750	10,865	—	—	—
Darren Schumacher	3,333	3,333	3,333	3,750	3,750	3,750	3,750	9,928	—	—	—
Kenneth J. Phillips	3,333	3,333	3,333	3,750	3,750	3,750	3,750	9,459	—	—	—

(5)	Based on the closing price of our common stock as quoted on Nasdaq on December 31, 2017, which was $31.75.

Option Exercises and Stock Vested in 2017

The following table provides information on the value realized by the named executive officers on the exercise of option awards and the vesting of stock awards in 2017.  The number of shares acquired and the value realized for each award excludes the payment of any fees, commissions or taxes.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

Daniel R. Coker	—	—	61,000	2,174,200
Phillip M. Eyler	—	—	—	—
Barry G. Steele	—	—	12,667	462,146
Frithjof Oldorff	80,000	616,600	6,667	240,846
Darren Schumacher	10,000	115,597	11,667	422,896
Kenneth J. Phillips	12,500	326,163	12,667	462,146

────────────────────

(1)

Based on the number of stock options or cash-settled SARs exercised multiplied by the difference between (A) the purchase price received upon sale of the underlying shares, in the case of options, or the closing price of our common stock as quoted on Nasdaq on the date of exercise, in the case of cash-settled SARs, and (B) the exercise or base price.

(2)

Based on the number of shares of restricted stock vested multiplied by the closing price of our common stock as quoted on Nasdaq on the date of vesting (except in certain cases where all or a part of such vested stock was sold on the date of vesting, in which case the actual price received upon sale is used).  With respect to Mr. Coker, all of his unvested restricted stock was immediately vested upon his retirement in accordance with the provisions of the applicable equity incentive plans under which such equity awards were granted.  See “Compensation Discussion and Analysis – 2017 Compensation Determinations – Special Non-Recurring Benefits” for further information.

Pension Benefits in 2017

The following table provides information related to the U.S. Defined Benefit Plan and the German Defined Benefit Plan in 2017.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Daniel R. Coker	The Executive Nonqualified Defined Benefit Plan of Gentherm Incorporated	6	4,218,121	—
Frithjof R. Oldorff	The Gentherm GmbH Deferred Compensation Pension Plan	N/A	1,316,003	—

────────────────────

(1)

Represents the present value of future benefits under the U.S. Defined Benefit Plan for Mr. Coker and the German Defined Benefit Plan for Mr. Oldorff through December 31, 2017.  Valuation assumptions used in determining the projected benefit obligation under the U.S. Defined Benefit Plan and the German Defined Benefit Plan are included in Note 12 to the audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2017.  Amounts reported for Mr. Oldorff is owed in Euros but converted to U.S. Dollars based on the exchange rate at December 31, 2017.

See “Compensation Discussion and Analysis – 2017 Compensation Determinations – Defined Benefit Plans” for a description of the material terms of the above plans.

Potential Payments Upon Termination or Change in Control

Equity Awards

The Eyler Contract and certain of the Company’s equity compensation plans contemplate acceleration of vesting upon, and exercisability of awards following, specified events.

Eyler Contract.  Under the terms of the Eyler Contract, if Mr. Eyler’s employment is terminated by the Company without “cause”, or by Mr. Eyler for “good reason” (each as defined in the Eyler Contract), Mr. Eyler is entitled to accelerated vesting of (1) the 212,500 stock options and 30,000 shares of restricted stock granted to him on his hire date and (2) any additional unvested equity awards that are scheduled to vest within 12 months after such termination date.  If such termination occurs within 12 months after a “change in control” (as defined in the Eyler Contract), then Mr. Eyler is also entitled to accelerated vesting of any additional unvested equity awards, regardless of scheduled vesting date.

Equity Compensation Plans.  Outstanding awards of restricted stock, stock options and cash-settled SARs as of December 31, 2017 were granted under the 2013 Equity Incentive Plan, the 2011 Equity Incentive Plan, the 2006 Equity Incentive Plan and the related award agreements.  Under each plan, prior to a termination event, the Compensation Committee retains discretionary authority to accelerate the vesting of these awards for any reason, in whole or in part.  In addition:

•

Upon any termination of service, the unvested portion of any restricted stock, stock option or SAR award will be immediately terminated or forfeited, unless an agreement to the contrary has been made with the recipient, such as the case for Mr. Eyler under the Eyler Contract.

•

Upon any termination of service other than for “cause” (as determined by the Committee), the vested portion of any stock option or SAR award will be exercisable for a period of 90 days following such termination and, in the case of SARs, will be deemed exercised on the 90th day following such termination, if not otherwise exercised prior to such date; provided, however, that such awards will not be exercisable, or deemed exercised, after their expiration dates.

•	Upon any termination of service for “cause,” the vested portion of any stock option or SAR award will be immediately terminated or forfeited.

Notwithstanding the foregoing, the Committee retains discretionary authority to accelerate the vesting of restricted stock, stock option and SAR awards, in whole or in part, (A) if a termination is due to a participant’s death, permanent disability or retirement, is by the Company or a subsidiary of the Company without cause, or is by agreement of the parties; or (B) upon or in anticipation of a change in control (as defined in the plan).

Value of Acceleration of Unvested Equity Awards at December 31, 2017.  If the Compensation Committee determined to accelerate, in full, the vesting of the unvested portion of outstanding restricted stock, stock option and cash-settled SAR awards held by the named executive officers as of a December 31, 2017 termination event, the named executive officers would receive the benefits set forth in the table below.  As shown in the table, Mr. Coker would receive no benefit because, as of December 31, 2017, he had no unvested restricted stock, stock option or cash-settled SAR awards.

Name	Value of Acceleration of Unvested Restricted Stock Awards ($)	Value of Acceleration of Unvested Stock Option and Cash- Settled SAR Awards ($)	Total Value of Acceleration of Unvested Equity Awards ($)
Daniel R. Coker	—	—	—
Phillip M. Eyler	952,500	—	952,500
Barry G. Steele	1,092,105	55,800	1,147,905
Frithjof R. Oldorff	1,138,682	55,800	1,194,482
Darren Schumacher	1,108,932	55,800	1,164,732
Kenneth J. Phillips	1,094,042	55,800	1,149,842

Restricted Stock Awards.  The value of such acceleration is calculated as the closing price of our common stock as quoted on Nasdaq on December 31, 2017, $31.75, multiplied by the number of unvested shares of common stock underlying such awards at December 31, 2017.

Stock Option and Cash-Settled SAR Awards.  The value of such acceleration is calculated as (A) the difference between (i) the closing price of our common stock as quoted on Nasdaq on December 31, 2017, $31.75, and (ii) the exercise or base price of the stock options or cash-settled SARs, (B) multiplied by the number of unvested shares of common stock underlying such awards at December 31, 2017; provided, however, that negative amounts are treated as having zero value.

Employment Agreements

Other than Mr. Eyler and Mr. Oldorff, the NEOs do not have employment agreements.

Mr. Eyler.  The Eyler Contract does not provide for a fixed duration and Mr. Eyler is an at-will employee of the Company.  However, in the event of a termination without “cause” or by Mr. Eyler for “good reason” (each as defined in the Eyler Contract), but not during the 12 months following a change in control of the Company, Mr. Eyler will be entitled to receive a lump sum cash payment of 12 months’ salary, any portion of the Make-Whole Bonuses not paid previously, continued health and welfare benefits for 12 months, a lump sum cash payment equal to one year’s target bonus, a prorated cash bonus for the year of termination (at a minimum of the prorated target bonus), $50,000 for outplacement services and accelerated vesting for all unvested equity in the Company that was scheduled to vest during the 12 months following the date of termination (except that the initial shares of restricted stock and stock options awarded to Mr. Eyler pursuant to the Eyler Contract will vest in full no matter how much time remains for full vesting).  The cash value of the foregoing benefits assuming a termination at December 31, 2017 is approximately $2,600,000.  In addition, see “–Equity Awards” above for a description of unvested equity awards held by Mr. Eyler as of December 31, 2017.

In the event of a termination of Mr. Eyler without “cause” or by Mr. Eyler for “good reason” in the first 12 months following a change in control, the Eyler Contract provides that Mr. Eyler will receive a lump sum cash payment of 24 months’ salary, any portion of the Make-Whole Bonuses not paid previously, continued health and welfare benefits for 24 months, a lump-sum cash payment of two year’s target bonus, a prorated cash bonus for the year of termination (at a minimum of the prorated target bonus), $50,000 for outplacement services and full vesting of all unvested equity he holds at the time of termination.  The cash value of the foregoing benefits assuming a termination at December 31, 2017 is approximately $4,100,000.  In addition, see “–Equity Awards” above for a description of unvested equity awards held by Mr. Eyler as of December 31, 2017.

Mr. Eyler’s right to receive the foregoing severance is conditioned upon his execution of a general release of claims, which becomes irrevocable, for the benefit of the Company.   Further, during employment and thereafter, Mr. Eyler is subject to confidentiality and non-disparagement requirements.  During employment and for 12 months after the termination of employment, Mr. Eyler also is subject to non-competition and non-solicitation requirements.

Mr. Oldorff.  From January 1, 2015 to July 31, 2015, Mr. Oldorff was party to a Service Agreement with our German Subsidiary. From August 1, 2015 to the date hereof, Mr. Oldorff is party to the Oldorff Contract with the Company, which contemplates payment upon specified termination events.

The Oldorff Contract provides for (A) a three-year term (however, on October 3, 2017 the term was extended until July 1, 2019), (B) an initial annual base salary of $425,000, subject to periodic review and increase; (C) eligibility for bonus compensation, with a target bonus of 50% of annual base salary; (D) eligibility for equity compensation at the discretion of the Board, generally on the same terms and conditions as other senior executive officers (although the award size can vary); (E) other ancillary benefits, including benefits under the Company’s welfare benefit programs generally as provided to other senior executive officers and use of a Company-owned car; (F) continuing ancillary benefits applicable to German executives or German expatriates, including minimum contributions to maintain eligibility for the statutorily required pension and health insurances and life insurance programs, and specified airfare for personal travel; (G) housing expenses and relocation expenses, each as approved by the Company’s chief executive officer, and (H) an income tax gross-up, such that Mr. Oldorff will pay the income taxes that he would have paid had he been an employee of the German Subsidiary and residing in Germany and the Company will reimburse Oldorff for the income tax amounts payable in excess thereof.

In the event of any termination of the Oldorff Contract, Mr. Oldorff shall be entitled to specified repatriation benefits (including flights to Germany, freight to Germany of household goods and brokerage commissions on the sale of his U.S. home) estimated to be worth approximately $150,000 in the aggregate, in addition to any earned but not paid compensation and any vested benefits at the time of such termination.  In addition, in the event of any termination of the Oldorff Contract other than a termination for “cause” (as defined therein) or a resignation by Mr. Oldorff, Mr. Oldorff shall be entitled to lump sum severance under the Company’s severance policy in effect at the time of such termination, subject to his execution and delivery of a release agreement in favor of the Company and its officers, directors, affiliates, and representatives.  In addition, see “–Equity Awards” above for a description of the value of acceleration of unvested equity awards held by Mr. Oldorff as of December 31, 2017.

Coker Retirement Agreement

On December 4, 2017, pursuant to the Coker Retirement Agreement, Mr. Coker received a number of payments and benefits that were triggered by his retirement.  Those payments and benefits were as follows: (A) the annual accrued benefit under the U.S. Defined

Benefit Plan was increased from $300,000 to $342,000, a benefit having a current value of approximately $508,000; (B) a Retirement Payment of $850,000, equal to one year’s base salary; (C) the Transition Payment of $500,000, and (D) a vehicle valued at $51,301.  The total of the foregoing benefits and payments is $1,909,301.  In addition to the foregoing, the Coker Retirement Agreement also provided that Mr. Coker would be entitled to acceleration of his unvested restricted stock and stock options in accordance with the retirement provisions of the applicable equity incentive plans under which such equity awards were granted.  The total value of such awards at the time of acceleration, December 4, 2017, was $3,794,448.  Of this amount, $3,684,648 had been reported as compensation paid to Mr. Coker in Summary Compensation Tables in prior years, a difference of $109,800.

CEO Pay Ratio

Gentherm Employee Pool

Given the profile of our global workforce, in which approximately 86% of our workforce is located in countries with generally low prevailing wages, namely China, Macedonia, Mexico, Ukraine and Vietnam, and approximately 94% of our workforce is located outside of the United States, the factors that influence the level of compensation of our Chief Executive Officer are quite different from the factors that influence a vast majority of our workforce.

We are a global manufacturer with operations in the United States, Germany, Canada, China, Hungary, Japan, Korea, Macedonia, Malta, Mexico, United Kingdom, Ukraine, and Vietnam.  Of these countries, the bulk of our employees are located in countries that have much lower prevailing wages than the United States.  Most of those employees are direct labor workers, meaning they work on our assembly lines or otherwise on the factory floor.  For purposes of the computation below, we selected October 1, 2017 as the measurement date for purposes of selecting the “median employee” because such date is within the last three months of our most recently completed fiscal year and because selection of that date allowed sufficient time to identify the median employee, given the global scope of our operations.  As of October 1, 2017, our employee population was distributed as follows (all numbers are approximate):

China	2,100
Macedonia	1,400
Mexico	4,700
Ukraine	2,200
Vietnam	700
Total of Above Low Prevailing Wage Countries	11,100
All Other Countries	1,800
Total	12,900

Our compensation practices vary from country to country and, within each country, vary according to job title, skill level and other factors; however, a large majority of our factory workers are lower-skilled employees, working in countries having low prevailing wages and paid on an hourly basis.  We believe that we pay market rates to all of our employees in every country in which we do business.  As a vast majority of our employees are located in countries having low prevailing wages, our median employee necessarily is part of that group.

CEO Annual Total Compensation

Mr. Coker retired as our Chief Executive Officer on December 4, 2017; however, prior to his retirement he was paid his regular salary for the entire year 2017 and he received bonus compensation covering the entire year 2017. Importantly, Mr. Coker received significant retirement benefits during 2017 that caused his annual total compensation to far exceed the annual total compensation he received in 2016, including a one-time retirement payment of $850,000 (equal to one year’s base salary), a special transition payment of $500,000 and the title to the company-owned vehicle he was driving at the time of his retirement.  As a consequence, we believe the ratio set forth below is not a fair representation of the actual ratio between our median employee and our Chief Executive Officer if he had not retired in 2017.  However, the pay ratio set forth below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

Pay Ratio

SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and apply various assumptions and, as a result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.

For 2017, our last completed fiscal year, the annual total compensation of our median employee of our Company (other than our Chief Executive Officer) was $5,879, and the annual total compensation of our Chief Executive Officer, Mr. Coker, was $5,586,651; consequently, for 2017 the ratio of the annual total compensation of Mr. Coker, our Chief Executive Officer, to the annual total compensation of our median employee was 950 to 1.

The form and amount of our Chief Executive Officer’s annual total compensation is largely influenced by prevailing compensation practices in the United States, as well as the competitive market for senior executive talent in the United States.  We believe it is useful to understand the relationship between the annual total compensation of our Chief Executive Officer and the annual total compensation of our median employee solely based on full-time employees in the United States.  In 2017, the annual total compensation of such median United States full-time employee (other than our CEO) was $67,478 and the ratio of the 2017 annual total compensation of Mr. Coker to the total annual total compensation of such United States full-time employee was 83 to 1.

Had Mr. Coker not retired in 2017, we estimate that his annual total compensation would have been $1,401,301 less, or $4,185,350 in aggregate.  For comparison purposes, Mr. Coker’s annual total compensation in 2016 was $3,350,580 and in 2015 was $3,345,142.  If we were to compute the ratio of the 2017 annual total compensation of Mr. Coker to the annual total compensation of our median employee without taking into consideration Mr. Coker’s retirement benefits, such ratio would instead be 712 to 1.  If we were to compute the ratio of the 2017 annual total compensation of Mr. Coker to the annual total compensation of our median United States employee without taking into consideration Mr. Coker’s retirement benefits, such ratio would instead be 62 to 1.

The table below sets forth each of the CEO pay ratios described in the paragraphs above, for easier comparison:

CEO Pay Ratio	CEO Annual Total Compensation	CEO Pay Description	Median Employee Group
950:1	$5,586,651	Summary Compensation Table pay (required SEC disclosure)	All employees
83:1	$5,586,651	Summary Compensation Table pay	U.S. full-time employees
712:1	$4,185,350	Summary Compensation Table pay, less retirement benefits	All employees
62:1	$4,185,350	Summary Compensation Table pay, less retirement benefits	U.S. full-time employees

Methodology Used to Determine Median Employee and Annual Total Compensation of Median Employee/CEO

For purposes of the above disclosure, we are required to identify our median employee based on our worldwide workforce, without regard to their location, compensation arrangements or employment status (full-time versus part-time).  Accordingly, to identify our median employee, the methodology and the material assumptions, adjustments and estimates that we used were as follows:  Employment data on every employee in our Company as of October 1, 2017 was gathered by our Human Resources departments at each of our locations.  We annualized the compensation of all employees, included cash bonuses for those employees eligible to receive such amounts, and converted all amounts from each employee’s local currency to U.S. Dollars, but we did not make any cost-of-living adjustments.  With respect to the annual total compensation of the median employee, we identified and calculated the elements of such employee’s compensation for 2017 on the same basis as Mr. Coker’s annual total compensation included in the Summary Compensation Table in 2017, resulting in annual total compensation in the amount of $5,879.  However, as permitted in the regulations, we elected not to include any personal benefits, such as health care benefits, in computing the annual total compensation of the median employee nor did we include any such personal benefits in computing the annual total compensation of our Chief Executive Officer.  With respect to the annual total compensation of our Chief Executive Officer, we used the amount reported in the “Total” column of our 2017 Summary Compensation Table included in this proxy statement.

RELATED PERSON TRANSACTIONS

Policies and Procedures

Under SEC rules, a related person transaction is any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest. A “related person” is a director, officer, nominee for director or a more than 5% shareholder since the beginning of the Company’s last completed fiscal year, and any immediate family member of such person.

The Board has adopted a written policy with respect to proposed related person transactions. In general, all proposed related person transactions must be submitted to the Audit Committee for approval, and only those related person transactions approved by the Audit Committee may be consummated. Compensation of related parties who have become employees, such as the individuals identified in the 2017 Related Person Transactions description below, is approved by the Compensation Committee.  The Audit Committee and the Compensation Committee only approve those transactions and amounts of compensation that are on terms comparable to, or more beneficial to the Company than, those that could be obtained in arm’s length dealings with an unrelated third party and that are otherwise in the best interests of the Company and its shareholders. If a director sitting on the Audit Committee or the Compensation Committee has any interest in a related person transaction presented to such committee for approval, such director must abstain from the vote on whether to approve the transaction. The policy further requires that all related person transactions be disclosed to the full Board and, to the extent required by SEC rules, in our filings with the SEC.

2017 Related Person Transactions

John Marx, formerly the Company’s Vice-President of Business Planning and Advanced Product Commercialization, is the son of Oscar B. Marx, III, former Chairman of the Board.  During 2016, the Company and John Marx agreed that he would no longer be an employee of the Company starting January 1, 2017, but he would be available for consulting purposes.  As a result of his employment termination, John Marx was eligible to receive severance in accordance with the Company’s severance guidelines.  A total severance benefit of $308,629 was paid to John Marx in 2017.

Brian Coker, a program manager and employee of the Company, is the son of Daniel R. Coker, a Director and the Company’s former President and Chief Executive Officer.  Brian Coker received the following compensation for his services during 2017: approximately $114,000 in cash compensation and perquisites valued at approximately $13,000.

The above related person transactions were approved in accordance with the policies and procedures described above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership (as defined in Rule 13d-3 of the Exchange Act) of our common stock as of April 2, 2018 by (A) each of the directors and named executive officers, (B) all of the directors and executive officers as a group, and (C) to our knowledge, beneficial owners of more than 5% of our common stock. As of April 2, 2018, there were 36,793,513 shares of our common stock outstanding.  Unless otherwise indicated and subject to applicable community property laws, each owner has sole voting and investment powers with respect to the securities listed below.

Name of Beneficial Owner	Shares Owned (1)	Right to Acquire (2)	Total	Aggregate Percent of Class
Lewis Booth (Director)	13,084	—	13,084	*
Francois J. Castaing (Director)	16,557	—	16,557	*
Daniel R. Coker (Director, former President and CEO)	53,872	340,00	393,872	1.1%
Sophie Desormière (Director)	15,071	—	15,071	*
Phillip M. Eyler (Director, President and CEO)	30,000	—	30,000
Maurice E.P. Gunderson (Director)	16,557	10,000	26,557	*
Yvonne Hao (Director)	5,474	—	5,474	*
Ronald Hundzinski (Director)	5,474	—	5,474	*
Byron T. Shaw II (Director)	11,517	—	11,517	*
John Stacey (Director Nominee)	—	—	—	—
Barry G. Steele (Vice-President Finance, CFO, Treasurer)	61,078	96,500	157,578	*
Frithjof R. Oldorff (President of Automotive Climate and Comfort)	39,185	46,500	85,685	*
Darren Schumacher (Chief Technology Officer)	39,414	81,500	120,914	*
Kenneth J. Phillips (Vice-President, General Counsel and Secretary)	41,661	96,500	138,161	*
Executive officers and directors as a group (14 persons)	378,277	747,500	1,125,777	3.1%
BlackRock, Inc.(3) 55 East 52nd Street New York, NY 10055	4,634,199	—	4,634,199	12.6%
T. Rowe Price Associates, Inc.(4) 100 E. Pratt Street Baltimore, MD 21202	4,255,656	—	4,255,656	11.5%
The Vanguard Group(5) 100 Vanguard Blvd. Malvern, PA 19355	3,405,039	—	3,405,039	9.3%
Fuller & Thaler Asset Management, Inc.(6) 411 Borel Ave., Suite 300 San Mateo, CA 94402	2,221,652	—	2,221,652	6.0%
Van Berkom & Associates Inc.(7) 1130 Sherbrooke Street West, Suite 1005 Montreal, Quebec, Canada H3A 2M8	1,989,297	—	1,989,297	5.4%

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*	Less than one percent.
(1)

Amounts include the following number of unvested shares of restricted stock as of April 2, 2018: Messrs. Booth, Castaing, Hundzinski, Gunderson, Marx and Shaw and Mses. Desormière and Hao: 2,751 shares each; Mr. Eyler, 30,000 shares; Mr. Steele, 23,981 shares; Mr. Oldorff, 25,448 shares; Mr. Schumacher, 24,511 shares; Mr. Phillips, 24,042 shares; and all executive officers and directors as a group, 190,118 shares.

(2)	Amounts reflect the number of shares that such holder could acquire through the exercise of stock options within 60 days of April 2, 2018.
(3)

Based on Schedule 13G/A filed with the SEC on January 19, 2018.  This report includes holdings of various subsidiaries of the holding company. BlackRock, Inc. has sole power to vote 4,552,450 shares and sole power to dispose 4,634,199 shares.

(4)	Based on Schedule 13G/A filed with the SEC on February 14, 2018. T. Rowe Price Associates, Inc. has sole power to vote 682,497 shares and sole power to dispose 4,255,656 shares.

(5)

Based on Schedule 13G/A filed with the SEC on February 9, 2018.  This report includes holdings of various subsidiaries of the holding company.  The Vanguard Group, Inc. has sole power to vote 63,984 shares, shared power to vote 4,726 shares, sole power to dispose 3,338,729 shares and shared power to dispose 66,310 shares.

(6)	Based on Schedule 13G/A filed with the SEC on February 14, 2018. Fuller & Thaler Asset Management, Inc. has sole power to vote 2,178,727 shares and sole power to dispose 2,221,652 shares.
(7)	Based on Schedule 13G filed with the SEC on February 13, 2018.

AUDIT COMMITTEE REPORT

The Board has determined that each member of the Audit Committee is independent under the applicable rules and regulations of Nasdaq and the SEC. The Committee operates under a written charter approved by the Board, which is reviewed annually by the Committee and the Board, and is posted on the Company’s website, www.gentherm.com, under the “Investor Relations – Corporate Governance” tab.

As described more fully in its charter, the purpose of the Audit Committee is to assist the Board in its general oversight of the Company’s financial reporting and internal control functions, to review our reports filed with or furnished to the SEC that include financial statements or results, to monitor compliance with significant legal and regulatory requirements and other risks related to financial reporting and internal control, and the Committee is directly responsible for the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm, currently Grant Thornton. See “Audit Committee Matters” below for a description of the Committee’s pre-approval policies regarding Grant Thornton’s services. The Committee further has the authority to engage independent advisors as it determines appropriate, apart from counsel or advisors hired by management. Management has the primary responsibility for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls and compliance with applicable laws and regulations. Grant Thornton is responsible for performing an independent audit of the Company’s consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (U.S.) (“PCAOB”) and for expressing their opinions thereon.

Relating to the Company’s financial statements for 2017, among other matters, the Audit Committee:

•	Reviewed and discussed with management and Grant Thornton the unaudited quarterly financial statements included in Form 10-Qs filed with the SEC.
•	Reviewed and discussed with Grant Thornton the overall scope and plans for its audit for 2017.
•

Reviewed and discussed with management and Grant Thornton the audited consolidated financial statements, and Grant Thornton’s opinion thereon, included in the Form 10-K for 2017 filed with the SEC and the 2017 annual report delivered to shareholders.

•	Reviewed and discussed with management its accounting policies and key judgments.
•

Reviewed and discussed with management its assessment and report, and reviewed and discussed with Grant Thornton its opinion, on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2017.

•	Discussed with Grant Thornton the matters required to be discussed by the Statement on Auditing Standard No. 1301 (Communications With Audit Committees).
•

Received the written disclosures and the letter from Grant Thornton required by the applicable requirements of the PCAOB regarding Grant Thornton’s communications with the Committee concerning independence, and discussed with Grant Thornton its independence with respect to the Company, including any relationships which may impact its objectivity and independence and whether the provision of specified non-audit services is compatible with the auditors’ independence under current guidelines.

Based on the foregoing, the Audit Committee recommended to the Board that the audited consolidated financial statements of the Company be included in the Company’s annual report on Form 10-K for 2017, which was filed with the SEC on February 23, 2018.

Submitted by the Audit Committee:

Lewis Booth, Chairperson

Yvonne Hao

Ronald Hundzinski

AUDIT COMMITTEE MATTERS

Pre-Approval Policies and Procedures

It is the Audit Committee’s policy and practice to review and approve in advance all services, audit and non-audit, to be rendered by the Company’s independent registered public accounting firm.  In pre-approving such services, the Committee must consider whether the provision of services is consistent with maintaining the independence of the Company’s independent registered public accounting firm.  The Committee does not delegate this responsibility (or any other Committee function) to Company management, except that Mr. Steele has been delegated permission to commit up to $50,000 between Committee meetings for audit-related services only, which must be reported to the Audit Committee no later than the next scheduled Committee meeting.  If a product or service arises that has not been pre-approved by the Committee, the Committee has delegated to the Chairperson of the Committee the authority to consider and pre-approve any such product or service between regular meetings of the Committee. Any interim approvals granted by the Chairperson of the Committee are reported to the entire Committee at its next regularly scheduled meeting.

Grant Thornton Fees

The following table sets forth the fees we were billed for audit and other services provided by Grant Thornton in 2017 and 2016. All of the services described below were approved in conformity with the Audit Committee’s pre-approval policies and procedures described above.

	2017 ($)	2016 ($)
Audit Fees(1)	2,278,000	1,936,000
Audit-Related Fees(2)	135,000	24,000
Tax Fees(3)	30,000	43,000
All Other Fees(4)	3,000	3,000
Total Fees	2,446,000	2,006,000

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(1)

Audit fees in 2017 and 2016 consisted of fees related to the annual audit of our financial statements, the audit of the effectiveness of internal control over financial reporting, the review of quarterly financial statements and for services provided in connection with statutory and regulatory filings or engagements.

(2)

Audit-related fees in 2017 consisted of an opening balance sheet audit of a company we acquired, Etratech, and fees related to the audits of our 401(k) retirement savings plan and our subsidiary’s Canadian pension plan; audit-related fees in 2016 consisted of fees related to the audits of our 401(k) retirement savings plan and our subsidiary’s Canadian pension plan.

(3)	Tax fees in 2017 and 2016 consisted of fees related to tax returns in Korea and Mexico and tax filings related to our employee benefit plans.
(4)	All other fees in 2017 and 2016 consisted of fees related to the calculation of certain financial covenants of our China subsidiary associated with an outstanding debt obligation of that entity.

PROPOSAL NO. 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2018

In accordance with applicable law, the Audit Committee has ultimate authority and responsibility to appoint, compensate, evaluate and, when appropriate, replace our independent registered public accounting firm. In 2018, the Committee reappointed Grant Thornton to be our independent registered public accounting firm for the year ending December 31, 2018. See “Audit Committee Report” and “Audit Committee Matters” for additional information on Grant Thornton’s services provided to us in 2017.

As the Audit Committee has responsibility for the appointment of our independent registered public accounting firm, your ratification of the appointment of Grant Thornton is not necessary. However, the Committee will take your vote on this proposal into consideration when appointing our independent registered public accounting firm in the future. Even if the shareholders ratify the appointment of Grant Thornton, the Committee may in its sole discretion terminate the engagement of Grant Thornton and direct the appointment of another independent auditor at any time during the year, although it has no current intent to do so.

Representatives of Grant Thornton will attend the annual meeting, will have the opportunity to make a statement, if they desire to do so, and will be available to answer appropriate questions from shareholders.

The Board recommends that you vote FOR the ratification of the Audit Committee’s appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2018.

PROPOSAL NO . 3—ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

The Board proposes that shareholders provide advisory (non-binding) approval of the compensation of our named executive officers, as disclosed in this proxy statement in accordance with SEC rules (commonly known as a “say-on-pay” proposal). We recognize the interest our shareholders have in the compensation of our executives and we are providing this advisory proposal in recognition of that interest and as required by Section 14 of the Exchange Act.

In a non-binding advisory vote on the frequency of the say-on-pay proposal held at our 2017 annual meeting of shareholders, a majority of shareholders voted in favor of holding say-on-pay votes annually. In light of this result and other factors considered by the Board, the Board determined that the Company would hold advisory say-on-pay votes on an annual basis until the next required advisory vote on such frequency, which must be held no later than 2023.

As described in detail under the heading “Compensation Discussion and Analysis,” our compensation program is designed to attract, motivate, and retain our named executive officers who are critical to our success, and to ensure alignment of the interests of such persons with our shareholders. Under this program, our named executive officers are rewarded for their service to the Company, the achievement of specific performance goals and the realization of increased shareholder value. We believe our compensation programs also are structured appropriately to support our business objectives, as well as to support our culture. The Compensation Committee regularly reviews the compensation programs for our named executive officers to ensure the fulfillment of our compensation philosophy and goals.

Please read the “Compensation Discussion and Analysis,” beginning on page 16, and the “Named Executive Officer Compensation Tables,” beginning on page 27, for additional details about our named executive officer compensation program, including information related to the compensation determinations for 2017.

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the 2018 annual meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2018 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board. We value the opinions of our shareholders and to the extent there is any significant vote against the compensation of our named executive officers as disclosed in this proxy statement, we will consider our shareholders’ concerns and the Committee will evaluate whether any actions are necessary to address those concerns.

The Board recommends a vote FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the rules of the SEC.

ADDITIONAL INFORMATION

Equity Compensation Plans

The following table sets forth certain information as of December 31, 2017 concerning our equity compensation plans:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	2,652,142	(1)	$35.34	(2)	1,751,554	(3)
Equity compensation plans not approved by security holders	—		—		—
Total	2,652,142		$35.34		1,751,554

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(1)

Consists of the following: (A) outstanding options for 2,501,534 shares of common stock under the 2013 Equity Incentive Plan; (B) outstanding options for 61,500 shares of common stock under the 2011 Equity Incentive Plan; and (C) outstanding options for 89,108 shares of common stock under the 2006 Equity Incentive Plan.

(2)	Excludes restricted stock, which has no exercise price.
(3)

Consists of shares of common stock that may be issued pursuant to stock options, stock appreciation rights, restricted stock, restricted stock units, performance share awards and other stock-based awards under the 2013 Equity Incentive Plan; provided, however, that to the extent awards are made in the form of full-value shares, such as restricted stock, the number of shares available for future issuance is reduced by 1.85 multiplied by the number of shares awarded.  No additional shares may be issued pursuant to awards under the 2011 Equity Incentive Plan, the 2006 Equity Incentive Plan, or any other equity incentive plan.

As of December 31, 2017, there were 282,100 shares of unvested, restricted stock awards outstanding.  The number of shares issued during 2017, 2016 and 2015 in the form of Restricted Stock were 237,542, 141,784 and 108,026, respectively.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, our executive officers and persons who beneficially own more than 10% of a registered class of our equity securities (“insiders”) to file reports with the SEC regarding their pecuniary interest in our equity securities and any changes thereto, and to furnish copies of these reports to us. Based on our review of the insiders’ forms furnished to us or filed with the SEC and representations made by the directors and applicable executive officers, one report on Form 4 reporting one sale of shares of our common stock was filed one day late by Erin Ascher, Chief Human Resources Officer; otherwise, no insider failed to file on a timely basis a Section 16(a) report in 2017.

Solicitation by Board; Expenses

We will bear the entire cost of preparing, assembling, and mailing the proxy materials. We may supplement our solicitation of proxies by mail with telephone, e-mail or personal solicitation by our officers or other regular employees. In such case, we would expect our Chief Executive Officer and/or Chief Financial Officer to oversee such supplemental solicitation. We will not pay any additional compensation to any of our employees for their supplemental solicitation services. We have requested banks, brokers and other nominees to forward the proxy materials to, and to obtain proxies from, the beneficial owners and we will reimburse such record holders for their reasonable out-of-pocket expenses in doing so upon request.

Requirements for Submission of Shareholder Proposals and Nominations for 2019 Annual Meeting

Under SEC rules, if a shareholder wants us to include a proposal in our proxy statement and form of proxy for presentation at our 2019 annual meeting of shareholders (pursuant to Rule 14a-8 of the Exchange Act), the proposal must be received by us at our principal executive offices (Corporate Secretary, Gentherm Incorporated, 21680 Haggerty Road, Northville, MI 48167) by the close of business on December 18, 2018.  As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.

Any shareholder director nomination or proposal of other business intended to be presented for consideration at the 2019 annual meeting, but not intended to be considered for inclusion in our proxy statement and form of proxy relating to such meeting (i.e. not pursuant to Rule 14a-8 of the Exchange Act), must be received by us at the address stated above not less than 90 days and not more than 120 days before the first anniversary of the date of the 2018 annual meeting. Therefore, such notice must be received between January 18, 2019 and the close of business on February 17, 2019 to be considered timely. However, if our 2019 annual meeting occurs more than 30 days before or 60 days after May 18, 2018, we must receive nominations or proposals (A) not later than the close of business on the later of the 90th day prior to the date of the 2019 annual meeting or the 10th day following the day on which public announcement is made of the date of the 2019 annual meeting, and (B) not earlier than the 120th day prior to the 2019 annual meeting.

The above-mentioned proposals must also be in compliance with our Bylaws and the proxy solicitation rules of the SEC and Nasdaq, including but not limited to the information requirements set forth in our Bylaws. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with the foregoing and other applicable requirements.

Householding

The Company has elected to send a single copy of its annual report and this proxy statement to any household at which two or more shareholders reside unless one of the shareholders at such address provides notice that he or she desires to receive individual copies.  This “householding” practice reduces the Company’s printing and postage costs.  Shareholders may request to discontinue or re-start householding, or request a separate copy of the 2017 annual report and 2018 proxy statement, as follows:

•	If you hold your common shares through a bank, broker or other nominee, you should contact such record holder directly.
•	If you are a shareholder of record, you should contact Computershare, P.O. Box 30170, College Station, TX 77842-3170 or (800) 962-4284.

The Company undertakes to deliver promptly, upon written or oral request, a separate copy of such materials to a shareholder that previously elected to receive a single copy of materials with one or more other shareholders.

Availability of 2017 Annual Report to Shareholders

SEC rules require us to provide a copy of our 2017 annual report to shareholders who receive this proxy statement. Our 2017 annual report to shareholders includes our annual report on Form 10-K for 2017 (including certain exhibits). We will also provide copies of our 2017 annual report to shareholders, and to brokers, dealers, banks, voting trustees and their nominees for the benefit of beneficial owners. Additional copies of the 2017 annual report to shareholders (excluding certain exhibits or documents incorporated by reference in our annual report on Form 10-K for 2017) are available to shareholders at no charge upon written request to: Corporate Secretary, Gentherm Incorporated, 21680 Haggerty Road, Northville, MI 48167 or on our website, www.gentherm.com, under the “Investor Relations – Annual Reports” tab.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 18, 2018

The 2018 proxy statement and 2017 annual report are available at www.edocumentview.com/THRM.

Your cooperation in giving this matter your immediate attention and in voting your proxies promptly is appreciated.

By Order of the Board of Directors

Kenneth J. Phillips
Vice-President, General Counsel and Secretary

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X GENTHERM INCORPORATED 02THNA 1 U P X + Annual Meeting Proxy Card . A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, and FOR Proposals 2 and 3. For Against Abstain 2. To ratify the appointment of Grant Thornton LLP to act as the Company’s independent registered public accounting firm for the year ended December 31, 2018. For Against Abstain 3. To approve, on an advisory basis, the compensation of our named executive officers. 1. The election to the Board of Directors of the nominee(s) specified in the Proxy Statement: Mark here to WITHHOLD vote from all nominees Mark here to vote FOR all nominees For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below. 01 - Francois Castaing 02 - Sophie Desormière 03 - Phillip Eyler 04 - Maurice Gunderson 05 - Yvonne Hao 06 - Ronald Hundzinski 07 - Byron Shaw 08 - John Stacey C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Note: Please sign exactly as your name appears on this proxy card. If shares are held jointly, each holder should sign. Executors, administrators, trustees, guardians, attorneys and agents should give their full titles. If the shareholder is a corporation, sign in full corporate name of the authorized office. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. IMPORTANT ANNUAL MEETING INFORMATION Change of Address — Please print your new address below. Comments — Please print your comments below. B Non-Voting Items Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. + 1234 5678 9012 345 MMMMMMMMM MMMMMMM MR A SAMPLE ( THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MMMMMMMMMMMMMMM C123456789 C 1234567890 J N T 3 7 4 5 6 8 1 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT LINE    SACKPACK    qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on May 18, 2018. Vote by Internet • Go to www.investorvote.com/THRM • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

. 21680 HAGGERTY ROAD NORTHVILLE, MICHIGAN 48167 The undersigned, revoking all prior proxies, hereby appoints Phillip M. Eyler and Barry G. Steele as Proxies, each with the power to appoint his or her substitute, and hereby, authorizes them to represent and to vote, as designated below, all the shares of common stock of Gentherm Incorporated held of record by the undersigned on April 2, 2018 at the Annual Meeting of shareholders to be held on Friday, May 18, 2018 or any adjournment thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES, FOR THE ADOPTION OF THE PROPOSAL TO RATIFY THE APPOINTMENT OF GRANT THORNTON LLP TO ACT AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDED DECEMBER 31, 2018 AND FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPANY’S EXECUTIVE COMPENSATION. WITH RESPECT TO ANY OTHER BUSINESS PROPERLY BROUGHT BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENTS THEREOF, THIS PROXY WILL BE VOTED IN THE DISCRETION OF PHILLIP M. EYLER AND BARRY G. STEELE IN ACCORDANCE WITH THEIR BEST JUDGMENT. Proxy — GENTHERM INCORPORATED NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Meeting and proxy statement are available at www.gentherm.com and at www.edocumentview.com/THRM; however, the only means by which you are able to deliver your proxy is by dating and signing this proxy card and returning it prior to the Annual Meeting of Shareholders. qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q